Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

WebMD Corporation,

as Buyer

and

Joseph Q. DiMartini, individually and as Trustee U/A dated February 6, 1998
f/b/o Joseph Q. DiMartini, and as Trustee of the Joseph Q. DiMartini 2002 Irrevocable
Trust dated October 14, 2002,

Eric J. Schaefer,

Daniel A. Schmitt, individually and as Trustee of the Daniel A. Schmitt
Revocable Trust dated March 26, 1999, and as Trustee of the Daniel Schmitt 2002
Irrevocable Trust dated September 24, 2002,

and

Dru A. Schmitt, individually and as Trustee U/A dated October 20, 1997 f/b/o Dru A.
Schmitt,

as Sellers

Dated as of June 15, 2003

i

Schedules

Schedule 7.2
Schedule 7.3(b)

Sellers Disclosure Letter

Schedule 1.2	Existing Breaches
Schedule 3.2	Sellers’ Approvals
Schedule 3.4	Capitalization

v

Schedule 3.5	Books and Records
Schedule 3.7	Bank Accounts, Power, Etc.
Schedule 3.8	Financial Statements
Schedule 3.9	No Undisclosed Liabilities
Schedule 3.10	Dividends and Other Distributions
Schedule 3.11	Accounts Receivable
Schedule 3.12	Absence of Certain Changes and Events
Schedule 3.14	Legal Compliance
Schedule 3.15	Tax Returns
Schedule 3.16(a)(i)	Employee Benefit Plans
Schedule 3.16(a)(ii)	List of Past and Current Employees
Schedule 3.16(a)(iii)	Employee Benefit Plan Documents
Schedule 3.16(a)(iv)	Employee Benefit Plan Compliance
Schedule 3.16(a)(v)	Termination of Employee Benefit Plans
Schedule 3.16(b)(i)	Qualified Plan Compliance
Schedule 3.16(b)(ii)	Delivery of Form 5500s and Determination Letters
Schedule 3.16(e)	Fines and Penalties
Schedule 3.18	Transferred Employees
Schedule 3.19	Legal Proceedings
Schedule 3.20	Insurance
Schedule 3.21(a)(i)	Material Contracts under Section 3.21(a)(i)
Schedule 3.21(a)(ii)	Material Contracts under Section 3.21(a)(ii)
Schedule 3.21(a)(iii)	Material Contracts under Section 3.21(a)(iii)
Schedule 3.21(a)(iv)	Material Contracts under Section 3.21(a)(iv)
Schedule 3.21(a)(v)	Material Contracts under Section 3.21(a)(v)
Schedule 3.21(a)(vi)	Material Contracts under Section 3.21(a)(vi)
Schedule 3.21(a)(vii)	Material Contracts under Section 3.21(a)(vii)
Schedule 3.21(a)(viii)	Material Contracts under Section 3.21(a)(viii)
Schedule 3.21(a)(x)	Material Contracts under Section 3.21(a)(x)
Schedule 3.21(a)(xi)	Material Contracts under Section 3.21(a)(xi)
Schedule 3.21(a)(xiii)	Material Contracts under Section 3.21(a)(xiii)
Schedule 3.21(a)(xv)	Material Contracts under Section 3.21(a)(xv)
Schedule 3.21(a)(xvi)	Material Contracts under Section 3.21(a)(xvi)
Schedule 3.21(a)(xvii)	Material Contracts under Section 3.21(a)(xvii)
Schedule 3.21(a)(xviii)	Material Contracts under Section 3.21(a)(xviii)
Schedule 3.21(a)(xx)	Material Contracts under Section 3.21(a)(xx)
Schedule 3.21(c)	Payments, Adjustments and Credits
Schedule 3.22	Personal Property; Sufficiency of Assets
Schedule 3.23	Real Property
Schedule 3.25	Intellectual Property

Schedule 3.25(a)(ii)	Negotiated Software
Schedule 3.25(b)	URLs; Websites
Schedule 3.25(d)	Works for Hire
Schedule 3.25(h)	Public Software
Schedule 3.26	Affiliate Transactions
Schedule 3.27	Affiliate Assets and Services
Schedule 3.30	Sophistication
Schedule 3.31	Powers of Attorney
Schedule 3.33	Postage Deposits

Exhibits

Exhibit A	Form of Transfer Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Payment Guaranty
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Opinion of Lewis, Rice & Fingersh, L.C.
Exhibit F	Form of Opinions of Buyer’s General Counsel (or any Assistant General Counsel) and O’Melveny & Myers LLP
Exhibit G	Budget
Exhibit H	Form of Sublease
Exhibit I	Form of Escrow Agreement
Exhibit J	Accounting Policies
Exhibit K	Purchase Price Components and Calculation
Exhibit L	Closing Condition Approvals
Exhibit M	Applicable Consideration Percentages
Exhibit N	Form of ABF License Agreement
Exhibit O	Covered Business Loss
Exhibit P	Current Platform Software and MCDS Software
Exhibit Q	Form of Teralogix Amendment
Exhibit R	Earn-Out Multiple
Exhibit S	Significant Persons
Exhibit T	Transaction Expenses
Exhibit U	Electronic Services Adjustment
Exhibit V	Minimum Pre-Tax Hurdle

STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement is dated as of June 15, 2003 (the “Effective Date”) by and among WebMD Corporation, a Delaware corporation (“Buyer”), Joseph Q. DiMartini, individually and as Trustee U/A dated February 6, 1998 f/b/o Joseph Q. DiMartini, and as Trustee of the Joseph Q. DiMartini 2002 Irrevocable Trust dated October 14, 2002, Eric J. Schaefer, Daniel A. Schmitt, individually and as Trustee of the Daniel A. Schmitt Revocable Trust dated March 26, 1999, and as Trustee of the Daniel Schmitt 2002 Irrevocable Trust dated September 24, 2002, and Dru A. Schmitt, individually and as Trustee U/A dated October 20, 1997 f/b/o Dru A. Schmitt (“Sellers”). Capitalized terms not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

          A. Transferring Sellers collectively own, and at the Closing will own, all of the issued and outstanding Equity Interests (the “Shares”) in Advanced Business Fulfillment, Inc., a Missouri corporation (“Company”).

          B. Sellers desire that Transferring Sellers sell and Buyer desires to purchase the Shares on the terms and conditions set forth in this Agreement.

          C. The parties intend for the purchase and sale of the Shares to be treated as a taxable purchase for tax purposes.

AGREEMENT

          In consideration of the mutual promises contained in this Agreement and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

          1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Schedules,” “Sections,” “Exhibits,” and other subdivisions are to the designated Articles, Schedules, Sections, Exhibits, and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (vii) any definition of or reference to any Legal Requirement, agreement, instrument or other document herein will be construed as referring to such Legal Requirement, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

          1.2 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

          “AAQ” means Anthony, Allan & Quinn, Inc., f/k/a Anthony, Allan and Quinn’s Advantage, Inc., a Missouri corporation.

          “ABF License” means the license agreement to be entered into by and between Company and AAQ as of the Closing Date, in the form attached as Exhibit N.

          “Acceleration Event” means the occurrence of any of the following events: (i) the consummation of a transaction that results in the sale or other disposition of all or a majority of the Equity Interests or assets of Company to a Person that is not an Affiliate of Buyer, unless either (A) (1) the acquiring Person expressly assumes in writing all obligations of Buyer hereunder related to Contingent Payments (including all obligations under Section 2.4) from and after the date of consummation of such transaction, except that the acquiring Person will only be obligated to pay such Contingent Payments in cash, and (2) Buyer delivers a payment guaranty, in the form of Exhibit C, for the cash amount of any unpaid Contingent Payments finally determined to be owed by such acquiring Person to Sellers (whether due as of the date of consummation of such transaction or thereafter payable in accordance with the terms of this Agreement), or (B) (1) the acquiring Person expressly assumes in writing all obligations of Buyer under Section 2.4 related to any unpaid Contingent Payments from and after the date of consummation of such transaction, other than the obligation to pay such Contingent Payments, and (2) Buyer expressly reaffirms in writing its obligation to pay all Contingent Payments (whether due as of the date of consummation of such transaction or thereafter payable in accordance with the terms of this Agreement); (ii) the consummation of an Event specified in clause (C) of Section 2.4(b)(iii), unless the Acquiror (or such Acquiror’s parent corporation if the Acquiror is a wholly-owned Subsidiary) expressly assumes in writing all obligations of Buyer hereunder related to all Contingent Payments (including all obligations under Section 2.4) whether due as of the date of consummation of such transaction or thereafter payable in accordance with the terms of this Agreement; or (iii) Buyer (A) commences any case, action or proceeding before any court or other Governmental Body with respect to itself relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (B) enters into any general assignment for the benefit of creditors, or composition, marshaling of assets for creditors, undertaken under federal, state or foreign law, including the Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.) (each, an “Insolvency Proceeding”) with respect to itself, or (C) takes any action to effectuate or authorize any of the forgoing; or (iv) (A) any involuntarily Insolvency Proceeding is commenced or filed against Buyer, or any writ, judgment, warrant of attachment, or execution, is issued or levied against all or substantially all of Buyer’s properties, and any such proceeding or petition is not dismissed, or such writ, judgment, warrant of attachment, execution or similar process is not released, vacated or fully bonded within 60 days after commencement, filing or levy, (B) Buyer admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding, or (C) Buyer consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, or mortgagee in possession (or agent therefor) for itself or a all or substantially all of its property or business.

          “Accounting Policies” means the accounting policies, principles, procedures, and methods set forth on Exhibit J.

          “Accounts Receivable” is defined in Section 3.11.

          “Adjusted Pre-Tax Income” for any calendar year, means the sum of (i) Pre-Tax Income for such calendar year, plus (ii) the amount of any adjustment for such calendar year calculated pursuant to Exhibit U.

          “Acquired Person” means any Person engaged in a business substantially identical to the Business that is acquired by or otherwise combined with Company or Buyer or any other Affiliate of Buyer after the Closing, regardless of the form of such acquisition or combination (e.g., by stock purchase, merger, consolidation, or otherwise).

          “Acquiror” is defined in Section 2.4.

          “Acquisition Notice” is defined in Section 2.4.

          “Acquisition Proposal” is defined in Section 5.4.

          “Affiliate” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

          “Agreement” means this agreement, together with its Exhibits, Schedules, Sellers Disclosure Letter and Buyer Disclosure Letter.

          “AIM” means Advantage Integrated Marketing, Inc., a Missouri corporation.

          “Applicable Consideration Percentage” means the percentage of Purchase Price and other payments (including Contingent Payments) to be paid to each Transferring Seller as set forth on Exhibit M and, if the payment is in cash, to the accounts specified by each Transferring Seller in writing at least three Business Days prior to the Closing Date.

          “Approval” means any approval, authorization, consent, qualification or registration, or any waiver of the foregoing, required to be made or obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Body or any other Person.

          “Balance Sheet” is defined in Section 3.8.

          “Balance Sheet Date” means the date of the Balance Sheet.

          “Base Closing Price” is defined in Section 2.2.

          “Budget” means the budget for calendar years 2003 through 2007 of Company previously delivered to Buyer and attached as Exhibit G.

          “Business” means paid medical claims communication services as provided by Company on behalf of healthcare payers as of the Effective Date, which consists of the distribution of the following paper-based documents: negotiable checks, explanation of patient benefits (EOB) forms, explanation of provider payment statements, letters regarding pending claims, denial of claims and credibility of coverage, HIPAA certificates relating to coverage of pre-existing conditions of an insured, claims forms, informational forms and other forms related to insurance coverage and other similar systems letters, insurance premium claim billing statements, and COBRA notifications. As of the Effective Date, Company conducts the following functions and activities in order to facilitate the distribution of such documents on behalf of payers: (i) development, implementation and use of pre-integrated payer service vendor interfaces, standard payer interfaces, and alternate file format and a Web-based payer document access system; (ii) document development and design consulting services (e.g., “ABF Forms Designer”); (iii) production, printing, insertion and mailing of such documents; (iv) output aggregation of such documents, including enhanced mail consolidation through Company’s “Healthpayers USA” program; and (v) storage, retrieval and delivery of such documents, including access through PDF storage center wherein payers can link to such stored documents using a secure Web Application Programming Interface (API). For purposes of clarification, electronic medical claims communication services (e.g., electronic remittance advice, electronic funds transfer) will not be included in the definition of Business.

          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed.

          “Buyer” is defined in the preamble to this Agreement.

          “Buyer Disclosure Letter” is defined in Article 4. The Schedules of Buyer Disclosure Letter will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to apply only to that Schedule.

          “Buyer Employee Plans” is defined in Section 7.10.

          “Buyer Indemnification Notice” is defined in Section 11.2.

          “Buyer Indemnified Party” is defined in Section 11.2.

          “Buyer Material Adverse Effect” means any change or effect that (i) is materially adverse when compared to the business, properties, assets, results of operations or condition (financial or otherwise) of Buyer and Buyer Subsidiaries, taken as a whole, as reflected in Buyer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; provided, however, that any adverse change, event, development, or effect resulting from any the following will not be deemed to constitute, and will not be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (A) any decline in the trading price or volume of Buyer’s common stock or failure to meet any analyst’s expectations, (B) general business or economic conditions, including such conditions generally related to the industries in which

Buyer and Buyer Subsidiaries operate, except to the extent that Buyer is disproportionately affected, (C) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (D) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (E) changes in GAAP, or (F) changes in Legal Requirements generally applicable to the industries in which Buyer and Buyer Subsidiaries operate, except to the extent that Buyer is disproportionately affected, or (ii) would be reasonably likely to prevent or materially burden or materially impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

          “Buyer SEC Reports” is defined in Section 4.9.

          “Cash” means the sum of any and all cash and cash equivalents (including liquid debt instruments purchased with maturity of three months or less) of Company, calculated in accordance with GAAP and in a manner consistent with the Accounting Policies.

          “Cash Option” is defined in Section 2.4.

          “Closing” is defined in Section 2.5.

          “Closing Date” is defined in Section 2.5.

          “Closing Date Working Capital” means, as of the Closing Date and giving effect to the consummation of the purchase and sale of the Shares hereunder, the excess of Company’s total current assets (including Accounts Receivable, Prepaid Supplies, prepaid expenses, and Net Cash), minus total current liabilities (including any liability for customer postage deposits, but excluding the current amount of any Debt), determined in accordance with GAAP in a manner consistent with the Accounting Policies.

          “Closing Payment” is defined in Section 2.2.

          “COBRA” is defined in Section 5.6.

          “Code” means the Internal Revenue Code of 1986 or any successor code.

          “Commitment” means (i) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other Contract that could require a Person to issue any of its capital stock or to sell any capital stock it owns in another Person; (ii) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any capital stock of a Person or owned by a Person; (iii) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents; and (iv) any stock option, stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.

          “Company” is defined in the Recitals to this Agreement.

          “Company Intellectual Property” is defined in Section 3.25.

          “Company Owned Software” means Software in which Company owns all Intellectual Property rights, including Current Platform Software and MCDS Software.

          “Company Person” means any of AAQ, Company, any Seller, Teralogix, or any of their respective Affiliates.

          “Company Print-and-Mail Customer” means a healthcare payer who uses Company to print and mail its checks and/or explanation of provider payment statements.

          “Competitive Business” is defined in Section 7.3.

          “Confidential Information” is defined in Section 7.3.

          “Consideration Unit” is defined in Section 2.4.

          “Consideration Unit Value” is defined in Section 2.4.

          “Contingent Payment” is defined in Section 2.2.

          “Contingent Payment Calculation Date” is defined in Section 2.4.

          “Contingent Payment Ceiling” is defined in Section 2.4.

          “Contingent Payment Period” means the period commencing on the Closing Date and ending on December 31, 2005.

          “Contingent Payment Statement” is defined in Section 2.4.

          “Continued Employee” is defined in Section 7.10.

          “Contract” means any agreement, contract, indenture, obligation, promise or understanding (whether written or oral), including any amendment, extension, renewal, guarantee and other supplement with respect thereto.

          “Copyright” means each and every registered and unregistered copyright to any original work of authorship which is fixed in any tangible medium of expression.

          “Covered Business Loss Threshold Amount” is defined in Section 11.2.

          “Current Platform Software” means individually each, and collectively all, of the computer programs (whether in object code or source code form) described in Exhibit P attached hereto, including any enhancement or later versions of the Current Platform Software, additional programs, load instructions, installation scripts, support tools, migration utilities to facilitate implementation of the Current Platform Software, source code documentation and programmer lists, lists of third party products including third party system utilities which have been incorporated or embedded in the Current Platform Software, all user guides, flow charts, plans, designs, notes, support manuals, troubleshooting guides, and other related written and software materials, all updates thereto, such as will permit a reasonably skilled computer programmer to maintain, modify and improve the Current Platform Software.

          “Debt” means the sum of (i) all obligations of Company for borrowed money, including principal, accrued interest and prepayment penalties (to the extent actually incurred as a result of its satisfaction and discharge of such obligations), (ii) the net amount due to Affiliates (other than amounts relating to AIM arising in the ordinary course under the agreement between Company and AIM for the provision of printing services) and (iii) all lease obligations of Company required to be capitalized in accordance with GAAP. For the purposes of clarification, Debt includes any negative cash and bank overdraft and any unpaid portion of the purchase price under the Transfer Agreement, but does not include accounts payable, postage deposits, customer deposits or similar ordinary course amounts.

          “Deemed Closing Price” means $12.50.

          “Effective Date” is defined in the preamble to this Agreement.

          “Elections” is defined in Section 7.2.

          “Employment Agreement” is defined in Section 8.8.

          “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

          “Environmental Law” means (a) any Legal Requirement or Governmental Authorization relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended, and (b) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. The term Environmental Law includes the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970.

          “E&O Policy” means that certain Multimedia Professional Liability Policy issued by American International Specialty Lines Insurance Company to AAQ and covering Company as an additional insured, Policy Number 279-97-17.

           “Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (iii) any other equity ownership, participation or security in a Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law.

          “Escrow Agent” means Wilmington Trust Company, a Delaware banking corporation.

          “Escrow Agreement” means the Escrow Agreement to be entered into by and among Buyer, Sellers and the Escrow Agent as of the Closing Date, in the form attached as Exhibit I.

          “Escrow Amount” means $11,000,000.

          “Estimated Net Debt” is defined in Section 2.3.

          “Estimated Net Debt Adjustment” is defined in Section 2.3.

          “Estimated Working Capital” is defined in Section 2.3.

          “Estimated Working Capital Adjustment” is defined in Section 2.3.

          “Event” is defined in Section 2.4.

          “Event Date” is defined in Section 2.4.

          “Exchange Act” means the Securities Exchange Act of 1934, or any successor law.

          “Final Balance Sheet” is defined in Section 2.3.

          “Final Net Debt ” is defined in Section 2.3.

          “Final Net Debt Adjustment” is defined in Section 2.3.

          “Final Working Capital” is defined in Section 2.3.

          “Final Working Capital Adjustment” is defined in Section 2.3.

          “Financial Statements” is defined in Section 3.8.

          “First Notice” is defined in Section 2.4.

          “GAAP” means generally accepted United States accounting principles.

          “General Threshold Amount” is defined in Section 11.2.

          “Governmental Authorization” means any approval, consent, decree, judgment, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          “Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or entity and any court or other tribunal), (iv) multi-national organization or body, and (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          “Hazardous Substance” means any waste or other substance that is presently or hereafter listed, defined, designated or classified as, or otherwise determined to be, hazardous, toxic, radioactive or dangerous, or a pollutant or a contaminant or otherwise regulated, under or pursuant to any Environmental Law, whether by type or by quantity, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials, or any substance containing any such substance as a component. Hazardous Substance includes any special waste, industrial substance and any derivative or by-product thereof, radon, urea formaldehyde foam insulation, lead, and polychlorinated biphenyl.

          “HIPAA” is defined in Section 3.14.

          “HIPAA Commitments” is defined in Section 3.14.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law.

          “Incremental Pre-Tax Income” for any calendar year, means the amount by which Adjusted Pre-Tax Income (which for calendar year 2003 will include the entire calendar year of 2003) exceeds the dollar amount determined pursuant to Exhibit V with respect to such calendar year.

          “Independent Accountants” is defined in Section 2.3.

          “Individual Seller” means any of Joseph Q. DiMartini, Eric J. Schaefer, Daniel A. Schmitt, and Dru A. Schmitt.

          “Intellectual Property” means all Copyrights, Marks, Patents, Trade Secrets, Software, domain names and URLs, moral rights, and any other proprietary rights or intangible assets recognized under any laws or international conventions, and in any country or jurisdiction in the world, as intellectual creations to which rights of ownership accrue, all applications, disclosures, renewals, extensions, continuations or reissues thereof, all licenses with respect thereto and all rights arising thereunder (including the right to sue for past infringement).

          “Intellectual Property Contract” is defined in Section 3.25.

          “IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          “Knowledge” is defined as follows:

          (i) with respect to Sellers, “Knowledge” means the actual knowledge of each Seller and each of Patrick Coughlin, Peter Hinden, Richard Jewell, and Cindy Schmitt, after reasonable inquiry of those employees of Company Persons who have primary or supervisory responsibility for the matter at issue; and

          (ii) with respect to Buyer, “Knowledge” means the actual knowledge of each of David Amburgey, Robert Draughon, Roger Holstein, Charles Mele, and Kirk Layman, after reasonable inquiry of those employees of Buyer who have primary or supervisory responsibility for the matter at issue.

          “Lease” means any lease, sublease, license, concession, or Contract, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto relating to Real Property.

          “Legal Requirement” means any Order, constitution, law, ordinance, regulation, rule, statute, or treaty of any Governmental Body.

          “Liabilities” is defined in Section 3.9.

          “Loss” of a Person means any and all loss, liability, damage, award, judgment, deficiency, diminution in value, action, order, decree, penalty, fine, amount paid in settlement, cost and expense (including reasonable attorney’s fees) suffered or incurred by such Person. For the purposes of calculating the amount of any Loss required to be paid by a party under Section 11.2 or 11.3, the amount of such Loss will be reduced to the extent of any amounts that any Seller or Buyer Indemnified Party, as applicable, actually receives pursuant to the terms of the insurance policies (if any) covering such indemnification claim; provided that nothing in this Agreement will be deemed to obligate any Seller or Buyer Indemnified Party to pursue any claim against any insurer or third party, except as provided in Section 11.2(c)(iii).

          “MCDS Software” means individually each, and collectively all, of the computer programs (whether in object code or source code form) described in Exhibit P attached hereto, including any enhancement or later versions of the MCDS Software, additional programs, load instructions, installation scripts, support tools, migration utilities to facilitate implementation of the MCDS Software, source code documentation and programmer lists, lists of third party products including third party system utilities which have been incorporated or embedded in the MCDS Software, all user guides, flow charts, plans, designs, notes, support manuals, troubleshooting guides, and other related written and software materials, all updates thereto, such as will permit a reasonably skilled computer programmer to maintain, modify and improve the MCDS Software.

          “Mark” means each and every word, slogan, design, picture or any other symbol used to identify any good and/or service including each and every registered and unregistered trademark and service mark anywhere in the world and each corresponding application and

“intent to use” application related thereto, together with the goodwill and the business appurtenant thereto.

          “Master Lease” means that certain Lease dated as of November 3, 1997, by and between H W Development, L.L.C., as landlord, and AAQ, as tenant, as previously and hereafter assigned from time to time.

          “Material Contract” is defined in Section 3.21.

          “Measurement Period” is defined in Section 2.4.

          “Negotiated Software” means Software used by Company in connection with its business with respect to which Company has negotiated a license from a third party supplier to display, perform, copy, modify, create derivative works, manufacture, distribute, license, use or otherwise exploit in accordance with the terms of such license.

          “Net Cash” means the amount, if any, by which the amount of Cash as of the Closing Date exceeds the amount of Debt as of the Closing Date.

          “Net Debt” is defined in Section 2.3.

          “Net Revenue” means the sum of (i) revenue generally referred to as “print”, “insert”, “PDF Imaging” and “ABF processing” charges in Company’s agreements with its Company Print-and-Mail Customers, which for purposes of clarification does not include postage, materials and other pass-through charges revenue, and (ii) Healthpayers USA revenue.

          “Noncompetition Covenants” is defined in Section 7.3.

          “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

          “Organizational Documents” means the trust documentation, articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

          “Patent” means each and every United States patent, patent application, patent disclosure, provisional application, and any utility patent resulting therefrom, certificate of invention, or application for certificate of invention, together with each and every extension, revision, registration, confirmation, reissue, division, continuation or continuation-in-part, re-examination, or renewal thereof, and any corresponding foreign filing claiming priority from any of the foregoing, each and every patent issuing or reissuing from any of the foregoing, and the inventions described and claimed in any of the foregoing.

          “Permit” means any license, permit, franchise, certificate of authority or order of, or registration with, or any waiver of any of the foregoing by any Governmental Body.

           “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          “Plans” is defined in Section 3.16.

          “Power of Attorney” is defined in Section 3.31.

          “Pre-Closing Tax Period” means any period (including the portion of any Straddle Period) ending on or prior to the Closing Date.

          “Preexisting Code” means all computer programming source code incorporated into software that was not specifically written or developed for use in such software, including: (i) code from toolkits; (ii) code written by employees of Company outside the scope of their employment; and (iii) third party software.

          “Pre-Tax Income” for any calendar year, means the sum of (i) the net income for Company (as shown on the books of Company as determined in accordance with GAAP and in a manner consistent with the Accounting Policies), plus (ii) income Tax for Company (determined on a book basis rather than a tax basis), but excluding, for purposes of any such calculation, each of the following adjustments or other amounts (without duplication): (1) any gain or loss realized upon the sale or other disposition of any asset of Company or its consolidated Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business; (2) any gain or loss realized upon the sale or other disposition of any Equity Interest of any Person; (3) any other extraordinary gain or loss (as defined under APB 30 and as clarified under FAS 145); (4) the effect of any change in GAAP during the Contingent Payment Period; (5) the transaction expenses to be paid by Buyer pursuant to Section 7.5; or (6) any amount or expense attributable to options to purchase shares of Buyer’s common stock granted on or after the Closing Date to employees of Company in connection with the transactions contemplated by this Agreement. For the purposes of clarification, in determining “Pre-Tax Income”, the following expenses will be included among the expenses of Company: (A) fees and other costs under the Transition Services Agreement; (B) expenses, such as selling, general and administrative expenses, incurred by Buyer or any of its Affiliates with respect to Company, its operations and/or its employees (e.g., salary, bonuses and related employment expenses for any personnel of Buyer or its Affiliates attributable to Company, and insurance coverage obtained with respect to Company under policies maintained by Buyer or any of its Affiliates), except for general corporate overhead which will be allocated to Company in accordance with the Accounting Policies; and (C) 100% of each Individual Seller’s salary, bonus and related employment expenses under their respective Employment Agreements (except for 40% of Joseph Q. DiMartini’s salary, bonus and related employment expenses under his Employment Agreement). For the purposes of further clarification: (a) the Contingent Payments made by Buyer to Sellers will not be considered expenses of Company or otherwise allocated to Company in any manner; and (b) indemnification payments under this Agreement made by Buyer to Sellers or by any Seller to Buyer will not be considered expenses of Company, provided that the financial impact of the facts or circumstances underlying any indemnification claim will be considered an expense of Company to the extent such impact would be considered an expense of Company pursuant to GAAP.

           “Prime Rate” means the reference rate of Bank of America from time to time.

          “Pro-Forma Balance Sheet” is defined in Section 3.8.

          “Proceeding” means any action, arbitration, audit, complaint, hearing, investigation, litigation, petition, suit or other proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

          “Purchase Price” is defined in Section 2.2.

          “Purchase Price Allocation” is defined in Section 7.2.

          “Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

          “Registered Company Intellectual Property” means all Company Intellectual Property formally registered (or with respect to which a formal registration is pending) with the appropriate Governmental Body or private agency.

          “Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and between Buyer and Sellers as of the Closing Date, in the form attached as Exhibit B.

          “Releasees” is defined in Section 7.6.

          “Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

          “Retail Software” means Software used by Company in connection with its business that is generally available to any Person under a fixed use license agreement, including computer software that is commercially available in the retail market, downloadable or otherwise available under non-negotiable terms and conditions generally provided with a software product not considered open source.

          “SEC” means the Securities and Exchange Commission.

           “Second Notice” is defined in Section 2.4.

          “Securities Act” means the Securities Act of 1933, or any successor law.

          “Seller Group” means any Individual Seller together with each Transferring Seller of which such Individual Seller is the trustee.

          “Sellers” is defined in the preamble to this Agreement.

          “Seller Material Adverse Effect” means any change or effect that (i) is materially adverse to the business, properties, assets, prospects, results of operations or condition (financial or otherwise) of Company; provided, however, that any adverse change, event, development, or effect resulting from any the following will not be deemed to constitute, and will not be taken into account in determining whether there has been, a Seller Material Adverse Effect: (A) general business or economic conditions, including such conditions generally related to the industry in which Company operates, except to the extent that Company is disproportionately affected; (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (C) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (D) changes in GAAP; or (E) changes in Legal Requirements generally applicable to the industry in which Company operates, except to the extent that Company is disproportionately affected, or (ii) would be reasonably likely to prevent or materially burden or materially impair the ability of any Seller or any other party to a Transaction Document (other than Buyer) to consummate the transactions contemplated by the Transaction Documents.

          “Sellers Disclosure Letter” is defined in Article 3. The Schedules of Sellers Disclosure Letter will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to apply only to that Schedule.

          “Sellers Indemnification Notice” is defined in Section 11.3.

          “Sellers Representative” is defined in Section 13.11.

          “Share Delivery Date” is defined in Section 2.4.

          “Shareholders Agreement” means the Second Amended and Restated Shareholders’ Agreement dated as of September 24, 2002 by and among Sellers and Company.

          “Shares” is defined in the Recitals to this Agreement.

          “Significant Person” is defined in Section 3.28.

          “Simon License” means the Software License Agreement entered into on or prior to the Closing Date by and among Teralogix as licensor and Company as customer with respect to Teralogix’ SIMON software and related support services.

           “Software” means any and all computer software, including Current Platform Software and MCDS Software, that has been developed (or is in the process of being developed) by or on behalf of Company through the Closing Date, and, in the case of MCDS Software whether before or after the Closing Date, including all underlying programs, source code, object code, operating manuals, user manuals, technical manuals and data set up guides for aiding the use of the Software and Intellectual Property rights related thereto or arising therefrom.

          “Straddle Period” is defined in Section 12.1.

          “Stub Period” is defined in Section 7.8.

          “Sublease” means the sublease, in the form attached as Exhibit H, between AAQ and Company pursuant to which Company subleases from AAQ a portion of the premises currently being leased by AAQ from LJP Investments-II, L.L.C. (as successor-in-interest to H W Development, L.L.C.) pursuant to the Master Lease.

          “Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns 50% or more of the outstanding Equity Interests or has the power, through the ownership of Equity Interests or otherwise, to elect a majority of the directors, or similar managing body or to direct the business and policies of such entity.

          “Target Working Capital” is defined in Section 2.3.

          “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and will include any liability in respect of Taxes as a transferee or under any Tax sharing agreement, Tax indemnity agreement, or other contract, arrangement, agreement, understanding or commitment (whether oral or written) and any liability in respect of Taxes which is payable by operation of law, or Treas. Reg. Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law).

          “Tax Claim” is defined in Section 12.3.

          “Tax Return” means any report, return, statement, information return or other information required to be supplied to a Governmental Body in connection with Taxes (including any attachment thereto or amendment thereof), including any claim for refund, declaration of any estimated Tax and combined or consolidated return for any group of entities that includes Company.

          “Teralogix” means Teralogix, Inc., a Missouri corporation.

          “Teralogix Amendment” means the amendment to the Agreement between Teralogix and Company dated January 1, 2002, in the form attached as Exhibit Q hereto.

           “Third Party Claim” means any demand or Proceeding for which Buyer, Company or Sellers would have a Loss that is asserted against or sought to be collected from any of them by any Person other than a party hereto or an Affiliate thereof.

          “Trade Secrets” means all know-how, trade secret, confidential information, customer lists, the source code of all Software, technical information, data, process technology, plans, drawings, and blue prints that derive value (economic, strategic or otherwise) from not being generally known to and/or readily ascertainable by other Persons.

          “Transaction Documents” means this Agreement, the Employment Agreements, the Transition Services Agreement, the Registration Rights Agreement, the Transfer Agreement, the Escrow Agreement, the Sublease, the Teralogix Amendment, the ABF License, and the estoppel certificate described in Section 8.14.

          “Transfer Agreement” means the Transfer Agreement to be entered into by and among Company, AAQ and Teralogix on or prior to the Closing Date but preceding the Closing, substantially in the form attached as Exhibit A.

          “Transferred Employees” is defined in Section 3.18.

          “Transferring Seller” means any of Joseph Q. DiMartini as Trustee U/A dated February 6, 1998 f/b/o Joseph Q. DiMartini, Joseph Q. DiMartini as Trustee of the Joseph Q. DiMartini 2002 Irrevocable Trust dated October 14, 2002, Eric J. Schaefer, Daniel A. Schmitt as Trustee of the Daniel A. Schmitt Revocable Trust dated March 26, 1999, Daniel A. Schmitt as Trustee of the Daniel Schmitt 2002 Irrevocable Trust dated September 24, 2002, and Dru A. Schmitt as Trustee U/A dated October 20, 1997 f/b/o Dru A. Schmitt.

          “Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Company, Teralogix and AAQ as of the Closing Date, substantially in the form attached as Exhibit D.

          “Unpaid Contingent Payment” is defined in Section 2.4.

          “Voting Debt” is defined in Section 3.4.

ARTICLE 2
PURCHASE AND SALE OF SHARES; THE CLOSING

          2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing each Transferring Seller will sell and transfer its respective portion of the Shares to Buyer, and Buyer will purchase the Shares from Transferring Sellers.

          2.2 Purchase Price.

          (a) Calculation. The aggregate purchase price for the Shares (the “Purchase Price”) will be (i) $110,000,000 (the “Base Closing Price”), minus the Estimated Net Debt Adjustment, if any, plus or minus, as the case may be, the Estimated Working Capital Adjustment (the Base Closing Price as so adjusted, the “Closing Payment”), (ii) plus or minus, as the case may be, (A) the Final Net Debt Adjustment, if any, and (B) the Final Working Capital Adjustment, if any, and (iii) plus each payment required by the terms of Section 2.4 (each such payment, a “Contingent Payment”). Buyer will pay the Closing Payment minus the Escrow Amount to Transferring Sellers on the Closing Date by wire transfer in immediately available funds in an amount equal to their respective Applicable Consideration Percentages. Buyer will pay the Escrow Amount by wire transfer in immediately available funds to the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agent will remit the remaining portion of the Escrow Amount to Transferring Sellers at the end of the escrow period as set forth in and pursuant to the Escrow Agreement. Buyer will pay any Contingent Payments in accordance with the terms of Section 2.4.

          (b) Illustration. The parties acknowledge and agree that, for purposes of the Closing Payment and Purchase Price calculations, the amount of the Estimated Net Debt Adjustment, the Estimated Working Capital Adjustment, the Final Net Debt Adjustment and the Final Working Capital Adjustment will be determined consistent with the calculation (and the components thereof) set forth on Exhibit K.

          2.3 Adjustments to Base Closing Price.

          (a) Net Debt Adjustment.

(i) The Base Closing Price will be reduced by the amount, if any, by which the amount of Debt as of the Closing Date exceeds the amount of Cash as of the Closing Date (the “Net Debt”).

(ii) Two Business Days before the Closing Date, Sellers Representative will deliver to Buyer a certificate setting forth, as of the date thereof, an estimate of the amount of Cash and Debt expected as of the Closing Date (on a pro forma basis giving effect to the transactions contemplated by the Transfer Agreement). The amount of Debt will be broken down by creditor, with supporting detail, and the amount of Cash will specify cash on hand and each cash equivalent, with supporting detail. If the amount of Cash as of the Closing Date minus the amount of Debt as of the Closing Date (determined as provided above) (the “Estimated Net Debt”) is less than $0, the Base Closing Price will be reduced by such shortfall (the amount of such shortfall, the “Estimated Net Debt Adjustment”).

(iii) Within five Business Days of the final determination of the Final Balance Sheet pursuant to Section 2.3(b), the Closing Payment will be adjusted (the amount of any such adjustment, the “Final Net Debt Adjustment”) and the parties will make whatever payments are necessary, if any, such that the Closing Payment is what it would have been had the Estimated Net Debt equaled the Net Debt reflected on such Final Balance Sheet (the “Final Net Debt”). Buyer will pay any amount due to Transferring Sellers by wire transfer in immediately available funds in an amount equal to their respective Applicable Consideration Percentages, and Sellers will pay any amount due to Buyer by wire transfer in immediately available funds to the account specified by Buyer, as applicable. For example, if the Estimated Net Debt is less than $0 (thus resulting in an Estimated Net Debt Adjustment) but the Final Net Debt is $0, the Closing Payment will be increased by the amount of the Estimated Net Debt Adjustment.

(b) Working Capital Adjustment.

(i) The Base Closing Price will be adjusted by the amount by which the Closing Date Working Capital is less or greater than $2,000,000 (the “Target Working Capital”).

(ii) Two Business Days before the Closing Date, Sellers Representative will deliver to Buyer a certificate setting forth, as of the date thereof, an estimate of the Closing Date Working Capital (the “Estimated Working Capital”), with supporting detail. If the Closing Date Working Capital set forth in such certificate is greater than the Target Working Capital, the Base Closing Price will be increased by such excess and if the Closing Date Working Capital set forth in such certificate is less than the Target Working Capital, the Base Closing Price will be decreased by such shortfall (the amount of such increase or decrease, the “Estimated Working Capital Adjustment”).

(iii) The Closing Payment will be subject to further adjustment after the Closing in accordance with the following:

(A) Within 45 days after the Closing Date, Buyer will prepare, in accordance with GAAP and in a manner consistent with the Accounting Policies, and deliver to Sellers Representative a balance sheet of Company as of the Closing Date (the “Final Balance Sheet”).

(B) Sellers Representative and his accountants will have the right to review Company’s books and records relating to, and the work papers of Buyer and its advisors utilized in preparing the Final Balance Sheet. The Final Balance Sheet will be binding on Sellers unless Sellers Representative presents to Buyer within 15 days after receipt of the Final Balance Sheet from Buyer written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

(C) If Sellers Representative delivers a timely notice of disagreement, Buyer and Sellers Representative will attempt in good faith during the 30 days immediately following Buyer’s receipt of timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such 30-day period, Buyer and Sellers Representative have not resolved their disagreements regarding the Final Balance Sheet, Buyer and Sellers Representative will refer the items of disagreement for final determination to a mutually agreed upon independent accounting firm (the “Independent Accountants”). If Buyer and Sellers Representative cannot mutually agree upon the Independent Accountants within 10 Business Days after the conclusion of the 30-day period referenced above, Buyer will on such 10th Business Day deliver to

Sellers Representative a list of three nationally recognized independent accounting firms that are not auditors, tax advisors or other consultants to Buyer, and Sellers Representative will select one of such three firms to be the Independent Accountants within five Business Days. Buyer and Sellers Representative will be reasonably available and work diligently to facilitate such firm to render a final determination within the 20-day period immediately following the referral to the Independent Accountants. The Final Balance Sheet will be deemed to be conclusive and binding on Buyer and Sellers upon (i) the failure of Sellers Representative to deliver to Buyer a notice of disagreement within 15 days of its receipt of the Final Balance Sheet prepared by Buyer, (ii) resolution of any disagreement by mutual agreement of Buyer and Sellers Representative after a timely notice of disagreement has been delivered to Buyer, or (iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them.

(D) Within five Business Days of the final determination of the Final Balance Sheet, the Closing Payment will be adjusted (the amount of any such adjustment, the “Final Working Capital Adjustment”) and the parties will make whatever payments are necessary, if any, such that the Closing Payment is what it would have been had the Estimated Working Capital equaled the Working Capital reflected on the Final Balance Sheet (the “Final Working Capital”). Buyer will pay any amount due to Transferring Sellers by wire transfer in immediately available funds in an amount equal to their respective Applicable Consideration Percentages, and Sellers will pay any amount due to Buyer by wire transfer in immediately available funds to the account specified by Buyer, as applicable.

(E) The Independent Accountants, Buyer and Sellers Representative will enter into such engagement letters as required by the Independent Accountants to perform under this Section 2.3(b). The fees and disbursements of the Independent Accountants under this Section 2.3(b), will be borne exclusively by Sellers unless it is determined that the Final Balance Sheet understated the Final Working Capital by 10% or more, in which case such fees and disbursements will be borne exclusively by Buyer.

          2.4 Contingent Payments.

          (a) Contingent Payment Determination. Within 15 Business Days after the finalization of year-end financial statements for Company and its consolidated Subsidiaries for each calendar year in the Contingent Payment Period (until the Contingent Payment Ceiling is reached), but in no event later than April 15 of the calendar year immediately following the calendar year for which such financial statements are prepared, Buyer will determine the Contingent Payment for such calendar year. Such Contingent Payment will be an amount equal to the product of (i) the Incremental Pre-Tax Income multiplied by (ii) the number determined pursuant to the terms of Exhibit R; provided, that notwithstanding anything to the contrary contained in this Agreement, the aggregate amount of all Contingent Payments will not exceed $150,000,000 (the “Contingent Payment Ceiling”); provided, however, that Buyer and Sellers acknowledge and agree that as a consequence of the calculation of the number of shares of Buyer’s common stock that may be issuable pursuant to subsection (b) below, the value of the Contingent Payments could exceed the Contingent Payment Ceiling in the event that the Deemed Closing Price is less than the fair market value of such shares. As soon as reasonably practicable following Buyer’s determination of the Contingent Payment (but not later than April 15), Buyer will deliver to Sellers Representative (A) a statement (each such statement, a “Contingent Payment Statement”, the date such statement is delivered being the “Contingent Payment Calculation Date”), that includes each element of the calculation of the Contingent Payment, and (B) a certificate of Buyer’s Chief Financial Officer certifying on behalf of Buyer that the calculation of the Contingent Payment was made in accordance with the terms of Sections 2.4(a) and (b). A Contingent Payment Statement will be delivered no later than April 15 even if such calculation yields no Contingent Payment that calendar year, unless the Contingent Payment Ceiling has been reached in a prior calendar year. Sellers Representative and his accountants will be given reasonable access to the books and records of Company that are necessary to confirm the calculation of the Contingent Payment. All information obtained by Sellers Representative and his accountants pursuant to this Section 2.4(a) will be deemed to be the Confidential Information of Buyer subject to the restrictions of Section 7.3.

          (b) Contingent Payment Procedures.

(i) On the first Business Day after the Contingent Payment Calculation Date (and, if applicable, on the first Business Day after each date upon which a final determination is made under the dispute resolution provisions of Section 2.4(c) that additional amounts of Contingent Payment are due Transferring Sellers) (each, a “Share Delivery Date”), Buyer will deliver to each Transferring Seller its Applicable Consideration Percentage of the amount of the Contingent Payment for the applicable calendar year by delivering to Sellers Representative certificates representing the number of shares of Buyer’s common stock as determined (A) by dividing one-half of the amount of the Contingent Payment due to such Transferring Seller (less half of any amounts paid in cash pursuant to the Cash Option) by the lesser of (1) the average closing price per share of Buyer’s common stock for the last 10 trading days immediately preceding the Contingent Payment Calculation Date (the “Measurement Period”) and (2) the Deemed Closing Price, and (B) by dividing the other half of the amount of such Contingent Payment (less half of any amounts paid in cash pursuant to the Cash Option) by the average closing price per share of Buyer’s common stock during the Measurement Period. The previous sentence notwithstanding, if the average closing price per share of Buyer’s common stock during the Measurement Period is less than the Deemed Closing Price, Buyer may elect in its sole and absolute discretion to pay all or any portion of the amount of the Contingent Payment to Transferring Sellers by wire transfer in immediately available funds in the Applicable Consideration Percentages (the “Cash Option”). Notwithstanding anything to the contrary above, the parties agree that Buyer will be obligated to pay a Contingent Payment in cash if, on the Contingent Payment Calculation Date, Buyer’s common stock is not quoted or listed, as applicable, on The Nasdaq Stock Market or The New York Stock Exchange, or Buyer has received a written notice from The Nasdaq Stock Market or The New

York Stock Exchange, as applicable, that its common stock will be delisted and such notice has not been rescinded. No certificates for fractional interests in Buyer’s common stock will be issued; in lieu thereof, each Transferring Seller otherwise entitled to a fractional interest after taking into account all shares to be received by such Transferring Seller will receive an amount in cash equal to the value of such fractional interest and will have no other rights with respect to such fractional interest.

(ii) If Buyer has determined in good faith that there is any material non-public information concerning Buyer as of a Share Delivery Date, Buyer will not deliver the Contingent Payment, but will instead deliver written notice to Sellers Representative so stating (a “First Notice”). When Buyer determines in good faith that the material nonpublic information has either become public or is no longer material, it will deliver a written notice of such determination to Sellers Representative (a “Second Notice”). On the 11th trading day following the delivery of a Second Notice, Buyer will deliver the remaining portion of the Contingent Payment to Transferring Sellers in accordance with subsection (i) above, except that the Measurement Period will be the 10 trading days following the date of the Second Notice. This Section 2.4(b)(ii) will not apply if Buyer is required to pay the Contingent Payment in cash pursuant to the penultimate sentence of Section 2.4(b)(i).

(iii) For purposes of determining the form of Contingent Payment under subsection (i) above for each relevant calendar year, if, after the Effective Date: (A) Buyer’s outstanding shares of common stock are subdivided into a greater number of shares or consolidated into a smaller number of shares; (B) there is any reorganization or reclassification of Buyer’s common stock; (C) Buyer is consolidated or merged with or into or acquired by another Person (any such Person, as well as any acquiring Person in clause (D) immediately below, an “Acquiror”) and Buyer is not the surviving or resulting Person in such transaction; or (D) there is a sale of all or substantially all of the operating assets of Buyer (any transaction referenced in clauses (A) through (D) above, an “Event” and the date the referenced Event is consummated, the “Event Date”), the terms of this subsection (iii) will apply. If the Event Date of an Event specified in clauses (A) or (B) occurs prior to the commencement of the Measurement Period, the Deemed Closing Price will be adjusted proportionately. If an Event Date of an Event specified in clauses (A) or (B) occurs during the Measurement Period, for purposes of calculating the number of shares of Buyer’s common stock to be issued to Transferring Sellers, the Deemed Closing Price and the average closing price per share pursuant to clauses (A)(1) and (A)(2) of subsection (i) above will be adjusted proportionately for the trading days in the Measurement Period which precede the Event Date. If an Event Date for an Event specified in clause (C) occurs prior to the Contingent Payment Calculation Date, where the consideration payable to the holders of Buyer’s common stock consists solely of (A) shares of common stock of an Acquiror that is publicly traded on The Nasdaq Stock Market or The New York Stock Exchange, and/or (B) cash (the aggregate consideration, comprised of the number of shares of

Acquiror’s common stock and/or the amount of cash, received per share of Buyer’s common stock in the Event being a “Consideration Unit”), the Transferring Sellers will be entitled to receive the number of Consideration Units equal to the sum of (1) one-half of the amount of the Contingent Payment divided by the Consideration Unit Value (as defined below), plus (2) one-half of the amount of the Contingent Payment divided by the lesser of the Consideration Unit Value and the Deemed Closing Price. For purposes of the foregoing, “Consideration Unit Value” means the sum of (x) the number of shares of Acquiror’s common stock included in a Consideration Unit, if any, multiplied by the average closing price per share of Acquiror’s common stock for the last 10 trading days immediately preceding the Contingent Payment Calculation Date, plus (y) the amount of cash, if any, included in a Consideration Unit. If an Event Date for an Event specified in clause (C) occurs where the consideration payable to the holders of Buyer’s common stock consists of any consideration other than shares of common stock of an Acquiror that is publicly traded on The Nasdaq Stock Market or The New York Stock Exchange or cash, or an Event Date for an Event specified in clause (D) occurs, Sellers Representative and Acquiror will negotiate to make equitable adjustments to the form of Contingent Pa yment under subsection (i) above. If Sellers Representative is not satisfied in his sole and absolute discretion with the equitable adjustments proposed by Acquiror pursuant to the immediately preceding sentence, the Contingent Payment for that calendar year and all other calendar years remaining in the Contingent Payment Period will be paid in cash. The parties acknowledge and agree that no Contingent Payment that has been finally determined and paid will be subject to the terms of this subsection (iii).

(iv) The shares of Buyer common stock received by each Transferring Seller in payment of all or any portion of a Contingent Payment as provided in this Section 2.4 will be subject to the terms of the Registration Rights Agreement.

(c) Contingent Payment Dispute Resolution.

(i) The Contingent Payment Statement will be binding on Sellers unless Sellers Representative presents to Buyer written notice of disagreement within 30 days after receipt of such Contingent Payment Statement solely on the basis that either (A) the calculation of Pre-Tax Income reflected in the Contingent Payment Statement is not in accordance with GAAP (and determined in a manner consistent with the Accounting Policies) and/or the calculation of the amount of the Adjusted Pre-Tax Income, Incremental Pre-Tax Income or Contingent Payment contained in the Contingent Payment Statement is not in accordance with the terms of Section 2.4(a) or (b) or in accordance with the calculation procedures (including those reflected in the definitions contained in Article 1) contained in this Agreement, and/or (B) Buyer failed to comply with the terms of Section 2.4(e), in either case specifying in reasonable detail the basis for such allegations.

(ii) Buyer and Sellers Representative will attempt in good faith during the 30 days immediately following Buyer’s receipt of Sellers Representative’s timely notice of disagreement to resolve any disagreement with respect to such Contingent Payment Statement. All reasonable requests for information made by Buyer or Sellers Representative to the other will be honored. All negotiations pursuant to this Section 2.4(c), and the fact that a dispute regarding a Contingent Payment has arisen, are confidential and such negotiations will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(iii) If, at the end of the 30-day period referenced in subsection (ii) above, Buyer and Sellers Representative have not resolved all disagreements with respect to whether the calculation of Pre-Tax Income reflected in the Contingent Payment Statement is in accordance with GAAP (and determined in a manner consistent with the Accounting Policies) and/or the calculation of the amount of the Adjusted Pre-Tax Income, Incremental Pre-Tax Income or Contingent Payment contained in the Contingent Payment Statement is in accordance with the terms of Section 2.4(a) or (b) or in accordance with the calculation procedures (including those reflected in the definitions contained in Article 1) contained in this Agreement, Buyer and Sellers Representative will refer the items of disagreement for determination to the Independent Accountants, and the parties will be reasonably available and work diligently to facilitate the Independent Accountants to render a determination within the 20-day period immediately following the referral to them. A determination by the Independent Accountants with respect to any item of disagreement submitted to them will be binding on Buyer and Sellers except to the extent the disagreement also constitutes a disagreement subject to subsection (iv) below. The Independent Accountants, Buyer and Sellers Representative will enter into such engagement letters as required by the Independent Accountants to perform under this Section 2.4(c)(iii). The fees and disbursements of the Independent Accountants under this Section 2.4(c)(iii) will be borne exclusively by Sellers unless it is determined that (A) the Contingent Payment Statement understated the Contingent Payment by 10% or more or (B) Buyer acted in bad faith with respect to such understatement, in either which case such fees and disbursements will be borne exclusively by Buyer.

(iv) If, at the end of the 30-day period referenced in subsection (ii) above or within 30 days after the date of the Independent Accountants’ determination pursuant to subsection (iii) above, as applicable, Buyer and Sellers Representative have not resolved (A) all disagreements not resolved by the determination of the Independent Accountants with respect to whether the calculation of Pre-Tax Income reflected in the Contingent Payment Statement is in accordance with GAAP (and determined in a manner consistent with the Accounting Policies) and/or the calculation of the amount of the Adjusted Pre-Tax Income, Incremental Pre-Tax Income or Contingent Payment contained in the Contingent Payment Statement is in accordance with the terms of Section 2.4(a) or (b) or in accordance with the calculation procedures (including those reflected in the definitions contained in Article 1) contained in this Agreement, and/or (B)

all disagreements with respect to whether Buyer or Sellers have complied with the terms of Section 2.4(e), any such remaining disagreement, regardless of the legal theory upon which it is based, will be settled by final, binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. §. 1 et seq., in accordance with the applicable rules of JAMS/Endispute in effect at such time, which will be the sole and exclusive procedures for any such disagreement. The arbitration will be heard before a sole neutral arbitrator mutually agreed upon by Buyer and Sellers Representative. If Buyer and Sellers Representative cannot agree upon such an arbitrator within 10 Business Days after the date referenced in the first sentence of this subsection (iv), JAMS/Endispute will appoint an arbitrator with expertise in the general industry of the Business. All arbitration proceedings will take place in Chicago, Illinois. If the arbitrator finds in favor of Transferring Sellers, the arbitrator will have no authority to award amounts to Transferring Sellers in excess of the amounts Transferring Sellers would have been entitled to receive for any Contingent Payment (plus interest as provided for in subsection (v) below) in the absence of the actions taken by Buyer and determined by the arbitrator to be in violation of Section 2.4(a), Section 2.4(b) and/or Section 2.4(e); provided, however, that in such event, the arbitrator will have the authority to award, and to direct Buyer to pay or reimburse Sellers for, all costs and expenses of the arbitration (including reasonable fees and expenses of attorneys and other professionals retained by Sellers for such arbitration). Without limiting the generality of the foregoing, the arbitrator will have no authority to award any special, punitive, exemplary, consequential, incidental or indirect losses or damages. Judgment upon any award granted in a proceeding brought pursuant to this subsection (iv) may be entered in any court of competent jurisdiction. Should it become necessary to resort or respond to court proceedings to enforce a party’s compliance with this Section 2.4(c), such proceedings will be brought only in the federal or state courts located in Chicago, Illinois, which will have exclusive jurisdiction to resolve any disputes with respect to this Section 2.4(c), with each party irrevocably consenting to the jurisdiction thereof. If the court directs or otherwise requires compliance herewith, then all costs and expenses, including reasonable attorneys’ fees incurred by the party requesting such compliance, will be reimbursed by the non-complying party to the requesting party.

(v) If the dispute provisions of Section 2.4(c) are invoked by Sellers Representative and Transferring Sellers are thereafter entitled to receive any additional Contingent Payment not previously delivered to Transferring Sellers with the Contingent Payment Statement as provided in Section 2.4(b) (the “Unpaid Contingent Payment”), each Transferring Seller also will receive from Buyer (A) interest at the Prime Rate, accruing from the first Business Day after the Contingent Payment Calculation Date, on any Unpaid Contingent Payment paid to such Transferring Seller in cash, and/or (B) an amount equal to the unpaid dividends payable from and after the first Business Day after the Contingent Payment Calculation Date on any Unpaid Contingent Payment paid to such Transferring Seller in shares of Buyer’s common stock.

(d) Automatic Acceleration of Contingent Payments.

(i) Upon the occurrence of an Acceleration Event at any time prior to Buyer’s delivery of the Contingent Payment Statement for the calendar year ending on December 31, 2005, then, notwithstanding anything to the contrary in this Agreement, automatically and without any further action on the part of Buyer, Sellers Representative or any Seller, the Contingent Payments will immediately become due and payable to Transferring Sellers in cash in an amount equal to $150,000,000 less the aggregate amount of Contingent Payments theretofore paid to Transferring Sellers under this Section 2.4. Buyer will give Sellers Representative written notice of the occurrence (i) of an Acceleration Event within 48 hours of the occurrence of such Acceleration Event and (ii) of the execution of a definitive agreement for a transaction described in clause (i) or clause (ii) of the definition of Acceleration Event within 48 hours of the execution of such definitive agreement.

(ii) Upon the occurrence of an Acceleration Event at any time prior to Buyer’s delivery to Transferring Sellers of the Contingent Payment for the calendar year ending on December 31, 2005, if any, and the failure of Buyer to pay the maximum amount of the Contingent Payments to Transferring Sellers in cash in an amount equal to $150,000,000 less the aggregate amount of Contingent Payments theretofore paid to Transferring Sellers under this Section 2.4 on or prior to the fifth Business Day following the occurrence of such Acceleration Event, then, in addition to the obligations of Buyer under Section 2.4(d)(i), Sellers will be released from any and all restrictions and obligations of Sellers under Section 7.3, and, without any further action by the parties, the provisions of Section 7.3 will be deemed terminated and of no force or effect.

(e) Post-Closing Conduct of Business.

(i) Buyer intends to manage and operate Company in a commercially reasonable manner and with a view toward the long-term growth of Company and its other businesses. Sellers acknowledge and agree that Buyer is entitled to manage and operate Company and its other businesses as it may determine in its sole and absolute discretion. Accordingly, Sellers further agree that (A) the rights of Transferring Sellers to receive the Contingent Payments do not create in Sellers any right to control or direct the management and operations of Company, and (B) subject to the next sentence, Sellers will have no claim against Buyer or its Affiliates (including Company), and Buyer will have no Liabilities with respect to, the management and operation of Company, including any impact thereof on any Contingent Payment. Notwithstanding the foregoing, Buyer will not take any action in bad faith, or authorize or permit any of its Affiliates (including Company) to take any action in bad faith, in order to reduce the amount or delay the payment of any Contingent Payment.

(ii) The parties acknowledge and agree that, unless otherwise agreed by each of Buyer and Sellers Representative in its and his sole discretion, during the Contingent Payment Period, Buyer will not (A) conduct a business substantially identical to the Business except (1) as listed on Schedule 2.4(e)(ii) of Buyer Disclosure Letter, and (2) to the extent Buyer or an Affiliate acquires or combines with any Acquired Person with respect to which an amendment to this Agreement is not entered into pursuant to Section 2.4(f); provided, however, that in the event that Buyer or an Affiliate acquires or combines with any Acquired Person with respect to which an amendment to this Agreement is not entered into pursuant to Section 2.4(f), then, in such event, Buyer will not and will not permit the Acquired Person or any other of its Affiliates other than Company to solicit any Company Print-and-Mail Customer for the provision of services that both (x) fall within the scope of the definition of “Business” and (y) are actually provided by Company to such Company Print-and-Mail Customer, or (B) cause to be operated through Company any business other than the Business and such other activities, if any, conducted by Company as of the Closing Date. Notwithstanding anything to the contrary in this Agreement, Buyer will not be restricted from engaging in (1) pharmacy claims communications services, including the distribution of any pharmacy information and documents, (2) the distribution of medical billing statements to patients and premium billing statements to insureds or members on behalf of integrated delivery networks (IDNs) and other payors, and (3) the distribution of claim forms on behalf of payor for submission to another payor.

(iii) Sellers acknowledge that they are not authorized to, and will not, take (and will not attempt to cause Company or any of its other employees to take) any action in bad faith in order to increase the amount or accelerate the payment of any Contingent Payment. Sellers understand that Buyer will take actions and make decisions that it deems to be appropriate with a view toward Company’s growth after the Contingent Payment Period.

(iv) Buyer will maintain or cause to be maintained separate or otherwise identifiable (e.g., in the case of a shared general ledger) books and records for Company at all times during the Contingent Payment Period in a manner necessary for the financial statements of Company to be prepared in accordance with GAAP (and in a manner consistent with the Accounting Policies).

          (f) Potential Acquired Persons. Buyer will notify Sellers Representative in writing if it intends, or intends to cause Company or any of its Affiliates, to acquire or otherwise combine with any potential Acquired Person prior to the end of the Contingent Payment Period. Any such notice (an “Acquisition Notice”) will include the terms (including price and structure) of the proposed acquisition and the terms upon which Buyer would be willing to amend this Agreement (taking into consideration the matters described below in this Section 2.4(f)). Buyer will also provide to Sellers Representative such other information as may be reasonably requested by him relating to the proposed acquisition. If, within 15 days of the Acquisition Notice, Buyer and Sellers Representative have entered into an amendment to this Agreement with respect to the treatment of such potential Acquired Person for purposes of calculating Company’s Adjusted Pre-Tax Income for any remaining Contingent Payments, and the acquisition of or combination with the potential Acquired Person is consummated, the income, gain, loss, expense, and other financial results of, or otherwise relating to, such Acquired Person will be included in calculation of Adjusted Pre-Tax Income on the terms set forth in such amendment. The parties intend that any such amendment will include provisions relating to the manner in which the pre-tax income of such Acquired Person will be calculated and its impact on the amounts determined pursuant to Exhibit V, as well as adjustments to such pre-tax income, including the impact of cost of capital, transaction costs, and changes resulting from the structure of the acquisition. If Buyer and Sellers Representative do not enter into an amendment to this Agreement with respect to the treatment of such potential Acquired Person within 15 days of the Acquisition Notice, such potential Acquired Person may be acquired by Buyer in its sole and absolute discretion but any income, gain, loss, expense, and other financial results of, or otherwise relating to, such Acquired Person will not be included in calculation of Adjusted Pre-Tax Income. The parties acknowledge and agree that the operation of the business of any such Acquired Person will not be deemed to be a breach of the restrictions of Section 2.4(e)(ii), subject to compliance with non-solicitation provisions set forth in Section 2.4(e)(ii)(A)(2). Further, nothing in this Section 2.4(f) will be deemed to confer upon Sellers or Sellers Representative, any approval over the acquisition of or combination with any Person, it being understood and agreed that the decision to consummate the acquisition of or combination with any Person will be in Buyer’s sole and absolute discretion.

          2.5 The Closing. The purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of O’Melveny & Myers LLP, at 10:00 a.m. (Pacific time) on the third Business Day following the satisfaction or written waiver of all conditions to the obligations of the parties set forth in Article 8 and Article 9 (other than such conditions that by their nature must be satisfied simultaneously with the Closing), or at such other time and place as the parties may agree in writing (the “Closing Date”).

          2.6 Closing Deliveries. At the Closing, in addition to such other actions as may be provided for herein:

          (a) Sellers Deliveries. Sellers will deliver to Buyer:

(i) certificates representing the Shares, duly endorsed for transfer (or accompanied by duly executed stock powers in favor of Buyer or its nominee in form acceptable to Buyer), and otherwise in a form acceptable for transfer on the books of Company;

(ii) the certificates referenced in Sections 8.1 and 8.2; and

(iii) counterpart signatures (including the signatures of Sellers’ Affiliates) to each of the Transaction Documents to which they are a party.

          (b) Buyer Deliveries. Buyer will deliver to Sellers:

(i) the Closing Payment, minus the Escrow Amount, as provided in Section 2.2(a);

(ii) the certificates referenced in Sections 9.1 and 9.2; and

(iii) counterpart signatures to each of the Transaction Documents to which it is a party.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

          Subject to the exceptions set forth in the disclosure letter delivered to Buyer on the date of this Agreement (“Sellers Disclosure Letter”), Sellers jointly and severally represent and warrant to Buyer as follows:

          3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Company has the full corporate power and authority to own, lease and operate its property and assets and carry on its business as now being conducted. Company is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned, leased or used by it or the nature of the business conducted by it requires such licensing or qualification, except those jurisdictions in which the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. True and complete copies of the Organizational Documents of Company, as of the Effective Date, and true and complete copies of the minutes of meetings of the stockholders and board of directors and all committees thereof of Company for the five years immediately preceding the Effective Date have been delivered to Buyer. Company is not in breach of any of its Organizational Documents.

          3.2 Authority; Validity; Consents.

          (a) Each Seller and its Affiliates has the requisite power, capacity and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by each Seller and constitutes, and each other Transaction Document to which any Seller or its Affiliates is a party when executed and delivered by such Person will constitute the legal, valid and binding obligations of such Seller and/or Affiliate, as the case may be, enforceable against such Seller and/or Affiliate, as the case may be, in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy. Except as set forth in Schedule 3.2 of Sellers Disclosure Letter, no Seller or any Affiliates thereof is required to give any notice to or obtain any Approval in connection with the execution and delivery of any Transaction Document or the consummation or performance of any of the transactions contemplated by any Transaction Document.

          (b) Each Transferring Seller, other than Eric J. Schaefer, has been duly created, and is validly existing as a trust under the laws of the State of Missouri. Each Person executing this Agreement on behalf of a Transferring Seller has the trust power to own such Transferring Seller’s properties and to carry on such Transferring Seller’s business as now being conducted. True and complete copies of the Organizational Documents of each Transferring

Seller, other than Eric J. Schaefer, as of the Effective Date, and true and complete copies of the minutes of meetings of the board of trustees and all committees thereof of each such Transferring Seller relating to the transactions contemplated by this Agreement have been delivered to Buyer. No such Transferring Seller is in breach of any of its Organizational Documents.

          3.3 No Conflict. Assuming the Approvals described in Schedule 3.2 of Sellers Disclosure Letter have been obtained, the execution and delivery of the Transaction Documents and the consummation of the transactions provided for in the Transaction Documents will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Company, Seller or any Affiliate thereof, or result in the imposition of any Encumbrance on any asset or property owned by any of them under (a) any Contract or other instrument to which it is bound, (b) the Organizational Documents of any Transferring Seller, Company or such Affiliate or (c) any Legal Requirement.

          3.4 Capitalization.

          (a) The Equity Interests of Company are 30,000 authorized shares of common stock, par value $1.00 per share, of which 21,000 shares are Class A Voting Common Stock and 9,000 shares are Class B Non-Voting Common Stock. Of the 30,000 authorized shares of common stock, 70 shares of Class A Voting Common Stock and 30 shares of Class B Non-Voting Common Stock are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable Legal Requirements. Transferring Sellers are and will be on the Closing Date the record and beneficial owners of the Shares, free and clear of any Encumbrances. The delivery of the Shares to Buyer at the Closing pursuant to this Agreement will transfer to Buyer good and valid title thereto, free and clear of all Encumbrances (other than Encumbrances created on or after the Closing related to Buyer’s ownership thereof, as to which no representation or warranty is made by Sellers).

          (b) There are no Equity Interests of Company (i) reserved for issuance or (ii) except as set forth on Schedule 3.4 of Sellers Disclosure Letter, subject to Commitments. Except as set forth on Schedule 3.4 of Sellers Disclosure Letter, there are no Contracts with respect to the voting or transfer of Company’s Equity Interests. Company has no outstanding bonds, debentures, notes, or other obligations (“Voting Debt”), the holder of which has the right to vote (or convertible or exercisable for securities having the right to vote) with the stockholders of Company on any matter.

          3.5 Books and Records. The books and records (including the books of account, minute books, stock record books and other records) of Company are true, complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Except as set forth on Schedule 3.5 of Sellers Disclosure Letter, the minute books of Company contain true, complete and correct records of all meetings of, and corporate action taken by, the stockholders, the board of directors and committees thereof.

          3.6 Subsidiaries; Other Equity Interests. Company has no direct or indirect Subsidiaries, and neither owns, of record or beneficially, nor is party to any Contract to acquire, any Equity Interest in any Person or any direct or indirect Equity Interest in any other business.

          3.7 Bank Accounts, Power, Etc. Schedule 3.7 of Sellers Disclosure Letter sets forth a complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Company has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

          3.8 Financial Statements. Attached as Schedule 3.8 of Sellers Disclosure Letter are the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of AAQ as of December 31, 2000 and as of December 31, 2001, with the supplemental balance sheets for Company, and the related statements of income and cash flows for each of the fiscal years ended December 31, 2000 and 2001; (ii) the audited balance sheet of Company as of December 31, 2002, and the related statement of income and cash flow for the fiscal year ended December 31, 2002; (iii) the unaudited balance sheet of Company as of April 30, 2003 (the “Balance Sheet”) and the related statement of income for the period then ended; and (iv) the Balance Sheet with the pro-forma adjustments necessary to account for the transactions contemplated by the Transfer Agreement (the “Pro-Forma Balance Sheet”). The Balance Sheet was prepared in accordance with GAAP and in a manner consistent with the Accounting Policies (except that the Balance Sheet does not include footnotes required by GAAP and it is subject to normal and recurring year-end adjustments which are not reasonably expected, individually or in the aggregate, to be material). The Financial Statements, other than the Pro-Forma Balance Sheet, (a) were prepared in the ordinary course of Company’s business and in accordance with the books of account and other financial records of Company and (b) fairly present in all material respects, as applicable, the financial position, results of operations and cash flows of Company as of each date and for each period covered thereby in accordance with GAAP, with only such deviations from GAAP as are referred to in the notes thereto. The Financial Statements described in clause (ii) above would not be materially different if prepared in accordance with the applicable Accounting Policies. There are no material differences from the information included in the notes to the audited Financial Statements that would be disclosed in footnotes to the unaudited Financial Statements if such footnotes had been prepared.

          3.9 No Undisclosed Liabilities. Company does not have any material debts, liabilities or obligations (including capital commitments), whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable (“Liabilities”), other than Liabilities (i) reflected or adequately reserved for in the Financial Statements, (ii) incurred in the ordinary course of business under Contracts and employee benefit arrangements and (iii) incurred in connection with defending any existing Proceeding involving Company disclosed in Schedule 3.19 of Sellers Disclosure Letter. There are no outstanding warranty claims against Company.

          3.10 Dividends and Other Distributions. Except as set forth on Schedule 3.10 of Sellers Disclosure Letter, there has been no dividend or other distribution of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid by Company since the Balance Sheet Date.

          3.11 Accounts Receivable. All accounts receivable of Company that are reflected on the Financial Statements or the accounting records of Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales (including reimbursable postage and postage deposits) actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible. The invoicing of Accounts Receivable by Company has been performed accurately in all material respects. Schedule 3.11 of Sellers Disclosure Letter contains a true, complete and correct list of all Accounts Receivable (with receivables for customer postage deposits segregated from the other Accounts Receivable) (i) as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable, and (ii) as of the date that is two Business Days before the Effective Date.

          3.12 Absence of Certain Changes and Events. Since the Balance Sheet Date, Company has operated its business only in the ordinary course, and, except as set forth on Schedule 3.12 of Sellers Disclosure Letter:

          (a) Company has not (i) incurred any indebtedness for borrowed money, (ii) issued any debt securities, or (iii) assumed or guaranteed or otherwise become responsible for any indebtedness of any Person;

          (b) Company has not made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;

          (c) Company has not created any Encumbrances on any of its assets, tangible or intangible, other than Encumbrances created by virtue of “after acquired property” clauses in agreements or other documents listed on Schedule 3.21(a)(vi) of Sellers Disclosure Letter pursuant to which Company granted security interests in favor of Commerce Bank, N.A. prior to the Effective Date in certain of Company’s assets to secure a line or lines of credit in connection with the operation of Company;

          (d) Company has not sold, assigned or transferred any of its tangible assets except for sales of inventory in the ordinary course of business;

          (e) Company has not entered into or amended (i) any customer Contract with a Person that is or would be a Significant Person or (ii) any Contract, other than a customer Contract, that is or would be a Material Contract;

          (f) Company has not (i) entered into or amended any employment or severance or similar agreement with any employee (other than the Employment Agreements) or any collective bargaining agreement or (ii) adopted or amended, or increased the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees;

          (g) Company has not (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

          (h) Company has conducted and reflected in its books and records each transaction referenced in Section 3.27 on an arm’s-length basis;

          (i) as of the Effective Date, there has been no change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect;

          (j) there has not been any material casualty, loss, damage or destruction (whether or not covered by insurance);

          (k) Company has not made any expenditure or commitment to purchase personal property or for additions to property, plant and equipment in excess of $50,000;

          (l) Company has not issued, sold or otherwise disposed of any debenture, note, stock, or Equity Interest or modified or amended any right of any holder thereof;

          (m) Company has not amended, terminated, waived, disposed of, or permitted to lapse, any material license, permit or other Governmental Authorization; and

          (n) there has not been any amendment to the Organizational Documents of Company.

          3.13 Inventory. All inventory of Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis.

          3.14 Legal Compliance.

          (a) Except as set forth on Schedule 3.14 of Sellers Disclosure Letter, Company is, and at all times in the last five years has been, in compliance in all material respects with all Legal Requirements applicable to its business, and Company holds all Permits that are required by any Governmental Body to permit it to conduct its business as currently conducted and as currently contemplated to be conducted and all such Permits are valid and in full force and effect. Except as set forth on Schedule 3.14 of Sellers Disclosure Letter, none of Sellers or Company has received any written notice of any violation of a Legal Requirement, nor, to the Knowledge of Sellers, do facts or circumstances exist which may reasonably be expected to give rise to any material violation.

          (b) Company has implemented all such measures required for it to comply with its obligations as a Business Associate of its Health Plan and Provider customers under the privacy regulations (45 C.F.R. 160 and 164) promulgated under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). With respect to any obligations of Company related to its compliance with HIPAA, if any, or its customers’ compliance with HIPAA, including any privacy and security commitments for Protected Health Information (as defined under HIPAA) by Company or any of its Affiliates (the “HIPAA Commitments”), (i) Company

is in material compliance with the HIPAA Commitments; (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments; (iii) Company has not received written inquiries from the Department of Health and Human Services, the Federal Trade Commission or any other Governmental Body regarding Company’s compliance with the HIPAA Commitments; and (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted. Company and its Affiliates have not engaged in any activity constituting fraud or abuse under any Laws relating to healthcare insurance or reimbursement. Company and its Affiliates are not engaging in any activities such that Company and/or its Affiliates are Covered Entities (as such term is defined under HIPAA).

          3.15 Tax Matters.

          (a) Except as set forth on Schedule 3.15 of Sellers Disclosure Letter, all Tax Returns required to be filed by, on behalf of, or that include Company have been timely filed in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all material respects; all Taxes shown on such Tax Returns to be due and payable have been fully and timely paid; and Company has no liability for Taxes, other than those set forth on or adequately reserved for in the Financial Statements or those incurred since the Balance Sheet Date in the ordinary course of business.

          (b) Company has duly and timely withheld and paid over to the appropriate Governmental Bodies all Taxes required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party.

          (c) Schedule 3.15 of Sellers Disclosure Letter sets forth a complete list of all income and franchise Tax Returns and any other material Tax Returns filed by Company for all taxable periods ended after December 31, 1997 and all such Tax Returns that currently are the subject of audit (including any jurisdictions for which only a written notice of audit has been received) or as to which there are other pending administrative or court proceedings with respect to any Taxes for which Company may be liable (including severally liable). Except as set forth on Schedule 3.15 of Sellers Disclosure Letter, Company has made available to Buyer complete copies of all income and franchise and other material Tax Returns, and statements of deficiencies assessed against or agreed to by, Company for all taxable periods ended after December 31, 1997.

          (d) (i) Except as set forth on Schedule 3.15 of Sellers Disclosure Letter, neither Company nor any of its Affiliates has received any written notice of any assessment or intent to make any assessment by any Governmental Body regarding Taxes for which Company may have primary or, to the Knowledge of Sellers, secondary liability that have not been fully and irrevocably resolved; (ii) there are no pending requests for rulings from any Governmental Body with respect to Taxes of Company; (iii) except as set forth on Schedule 3.15 of Sellers Disclosure Letter, no written claim has been made by a Governmental Body in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction or is obliged to act as withholding agent under the laws of that jurisdiction; (iv) no waiver or extension of any statute of limitations has been given or requested with respect to

Company in connection with any Tax Returns which would remain effective on the Closing Date.

          (e) There are no Liens on any of the assets of Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax which is currently due and payable.

          (f) Company is not a party to or bound by any agreement now in effect providing for the allocation, sharing or indemnification of Taxes, and there are no powers of attorney currently in effect with respect to any matter related to Taxes of Company. Distributions with respect to Shares in calendar year 2001 have been, and in calendar year 2002 and in the current tax year as of the Closing Date will be, made by Company to the owners of the Shares on a pro-rata basis based upon Share holdings.

          (g) Except as set forth on Schedule 3.15 of Sellers Disclosure Letter, Company has never been a member of any affiliated group for Tax purposes.

          (h) The transactions contemplated by this Agreement will not result in any payment, or the assumption of any obligation to make a payment, that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

          (i) Neither Company nor any other Person on its behalf (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a “subsection (f) asset” (as such term is defined in Section 341(f)(4) of the Code) owned by Company; (ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes that could reasonably be expected to have an effect on Company’s liability for, or reporting of, Taxes in any period after the Closing Date; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law.

          (j) No indebtedness of Company is (i) “corporate acquisition indebtedness” within the meaning of Code Section 279(b), (ii) an “applicable high yield discount obligation” within the meaning of Code Section 163(i), or (iii) debt on which any portion of the interest thereon is “disqualified interest” within the meaning of Code Section 163(f).

          (k) Company is, and effective January 1, 2001 has been, an S Corporation within the meaning of Sections 1361 and 1362 of the Code (and comparable state statutes, if applicable) for federal income Tax purposes, as well as for Missouri state income Tax purposes.

          (l) Since December 31, 2002, Company has not prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods on or prior to the Closing Date).

          3.16 Employee Benefits.

          (a) Employee Benefit Plans and Agreements.

(i) Company is not, and has never been, a party to or bound by any collective bargaining agreement or similar Contract with any labor organization or employee association. Schedule 3.16(a)(i) of Sellers Disclosure Letter sets forth a complete list of all employee benefit plans, employment or severance agreements and other similar Contracts to which Company is or ever has been since January 1, 1998 a party or by which it is or ever has been since January 1, 1998 bound (including as a participating employer), legally or otherwise (the “Plans”), including (a) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (b) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (c) any employment agreement, or (d) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA. Schedule 3.16(a)(i) of Sellers Disclosure Letter sets forth a complete list of the plan sponsor for each Plan (i.e. indicating whether Company or another Company Person is the plan sponsor for each Plan).

(ii) Schedule 3.16(a)(ii) of Sellers Disclosure Letter sets forth a complete list as of the Balance Sheet Date, of past and current employees of Company and, on a per employee basis, their salaries, bonuses and other compensation, as well as vacation or other compensated absences accrued for each such employee. Not later than two Business Days prior to the Closing Date, Sellers will deliver an updated version of Schedule 3.16 of Sellers Disclosure Letter setting forth such information as accrued through the Closing Date.

(iii) Except as otherwise disclosed on Schedule 3.16(a)(iii) of Sellers Disclosure Letter, Company has delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to the Plans or summary descriptions of any Plans not otherwise in writing.

(iv) Company is in compliance with the applicable provisions of ERISA, the regulations and published authorities thereunder, and all other laws applicable with respect to the Plans in all material respects. Except as set forth on Schedule 3.16(a)(iv) of Sellers Disclosure Letter, Company has performed all of its obligations under the Plans. To the Knowledge of Sellers, there are no legal proceedings (other than routine claims for benefits) pending or threatened against the Plans or their assets, or arising out of the Plans and, except as set forth on Schedule 3.16(a)(iv) of Sellers Disclosure Letter all of the Plans have been operated in compliance with their terms in all material respects. To the Knowledge of Sellers, no facts exist which could give rise to any such legal proceedings.

(v) Except as otherwise disclosed on Schedule 3.16(a)(v) of Sellers Disclosure Letter, each of the Plans can be terminated by Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

(vi) All obligations of Company under each of the Plans (A) that are due prior to the Closing Date, have been paid or will be paid prior to that date, and (B) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

(vii) Company has classified all individuals who perform services for Company correctly under the Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.

(viii) No payment which is due under any of the Plans or otherwise which is contingent in whole or in part on the transactions described in this Agreement will be an “excess parachute payment” within the meaning of Section 280G of the Code.

          (b) Qualified Plans.

(i) Each Plan which is intended to satisfy the requirements of Section 401(a) of the Code is qualified in form and operates in all material respects in accordance with Section 401(a) of the Code. No event has occurred that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Plan or trust thereunder under such sections. No event has occurred that could reasonably be expected to subject any such Plan to tax under Section 511 of the Code. Except as otherwise disclosed on Schedule 3.16(b)(i) of Sellers Disclosure Letter, Company has not engaged in any prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) with respect to any Plan, and to the Knowledge of Sellers, no such prohibited transaction or party-in-interest transaction has occurred with respect to any Plan.

(ii) Except as otherwise disclosed on Schedule 3.16(b)(ii) of Sellers Disclosure Letter, Company has delivered to Buyer for each applicable Plan copies of the following documents: (A) the Form 5500 filed in the most recent plan year, including all schedules thereto and financial statements with attached opinions of independent accountants, and (B) the most recent determination letter from the Internal Revenue Service. The financial statements so delivered fairly present the financial condition and the results of operations of each such Plan as of such dates in accordance with GAAP.

          (c) Title IV Plans. No Plan is a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) of ERISA. Neither Company, nor any ERISA Affiliate has ever maintained or had an obligation to contribute to a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

          (d) Health Plans. All group health plans of Company and any ERISA Affiliate have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code. Except as required under Section 4980B of the Code, neither Company nor any ERISA Affiliate has any obligation to provide health benefits to any employee following termination of employment.

          (e) Fines and Penalties. Except as disclosed on Schedule 3.16 of Sellers Disclosure Letter, there has been no act or omission by Company or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (i) or Section 4071 of ERISA or Chapter 43 of the Code.

          3.17 Labor Relations. There is not any, and in the five years preceding the Effective Date there has been no, (i) pending or threatened strike, slowdown, picketing, work stoppage, material labor dispute, (ii) pending application for certification of a collective bargaining agent against Company or (iii) union organizing or election activity involving any employee of Company.

          3.18 Transferred Employees. Schedule 3.18 of Sellers Disclosure Letter sets forth a complete list of each of the employees currently being employed by AAQ or Teralogix that are to become employees of Company upon the Closing (the “Transferred Employees”), and, on a per employee basis, their salaries, bonuses and other compensation, as well as vacation and other compensated absences accrued for each such employee. Not later than two Business Days prior to the Closing Date, Sellers will deliver an updated version of Schedule 3.18 of Sellers Disclosure Letter setting forth such information as accrued through the Closing Date.

          3.19 Legal Proceedings. Except as set forth on Schedule 3.19 of Sellers Disclosure Letter, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against or affecting Company or its properties or assets and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would be reasonably likely to give rise to or serve as the basis for any such Proceeding. Except as set forth on Schedule 3.19 of Sellers Disclosure Letter, there is no matter as to which Company or any Seller has received any notice, claim or assertion, or, which otherwise has been threatened or to the Knowledge of Sellers could reasonably be expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Company or any other Person, nor is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Company.

          3.20 Insurance. Company is, and at all times during the past five years has been, insured with reputable insurers against all risks normally insured against by companies of similar size and in similar lines of business. Schedule 3.20 of Sellers Disclosure Letter sets forth a list of all insurance policies with respect to which Company is a named insured, and such coverages are in full force and effect and will continue in full force and effect following consummation of the transactions contemplated hereby (subject to such entities’ continuing compliance with the applicable terms thereof). None of Company or any Seller has received any notice or other indication from any insurer or agent of any intent to cancel or not so renew any of such insurance policies and there are no pending or, to the Knowledge of Sellers, threatened claims against such insurance as to which the insurer has denied liability. All due premiums have been paid and are not subject to any retroactive premium adjustment or other material loss-sharing arrangement. No Company Person is in default under any such policy. Company has timely filed claims with the respective insurers with respect to all material matters and occurrences for which Sellers believe Company has coverage.

          3.21 Material Contracts.

          (a) Identifying Material Contracts. Schedule 3.21 of Sellers Disclosure Letter contains a list of each of the following Contracts to which Company is a party or by which its assets or properties are bound (each a “Material Contract”):

(i) all Contracts that Sellers reasonably anticipate may, in accordance with its terms, involve aggregate payments by Company of more than $25,000 within the 12 month period following the Effective Date and that is not cancelable by Company without liability on 30 or less days’ notice to the other party thereto;

(ii) all Contracts for the lease of personal property by Company that Sellers reasonably anticipate may, in accordance with its terms, involve annual payments in excess of $25,000 and not cancelable without liability on 30 or less days’ notice to the lessor;

(iii) all Contracts with independent distributors or sales agents anticipated to involve aggregate payments by Company of more than $25,000 within the 12 month period following the Effective Date and that is not cancelable by Company without liability on 30 or less days’ notice to the other party thereto;

(iv) all employment agreements or severance agreements;

(v) all Contracts that limit or purport to limit the ability of Company to engage in any line of business or compete with any Person or otherwise conduct its business in any geographic area or during any period of time;

(vi) all Contracts evidencing indebtedness for borrowed money;

(vii) all Contracts under which any Person has directly or indirectly guaranteed the indebtedness, liabilities or obligations of Company or Company has directly or indirectly guaranteed the indebtedness, liabilities or obligations of any Person;

(viii) all Contracts which are joint venture or partnership agreements or other Contracts involving a sharing of profits, losses or costs with any other Person;

(ix) all Contracts relating to product warranties, guaranties and/or other similar undertakings with respect to contractual performance extended by

Company other than in the ordinary course of business consistent with past practice;

(x) all licensing agreements or other Contracts with respect to Company Intellectual Property;

(xi) all Contracts that contain a right of first refusal;

(xii) all Contracts that require Company to buy or sell goods or services with respect to which there will be material losses or will be costs and expenses in excess of expected receipts;

(xiii) all Contracts that are material to Company and are terminable upon or prohibit a change of ownership or control of Company;

(xiv) all Contracts between Company and its officers or directors;

(xv) all Contracts between Company and any Significant Person;

(xvi) all Contracts with any Governmental Body;

(xvii) all Contracts involving the payment by Company of royalties or other amounts calculated based upon the revenues, income or similar measures of results of Company or based upon income, revenues, unit sales or similar measures of results related to any product or service of Company or containing any other form of variable pricing terms depending on future results of Company or any of its products or services;

(xviii) all Contracts that provide for Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to Company of exclusive or preferred rights of any kind;

(xix) all Contracts that provide for any Person to be the exclusive or a preferred provider of any product or service to Company or the exclusive or a preferred recipient of any product or service of Company during any period of time or that otherwise involves the granting by Company to any Person of exclusive or preferred rights of any kind; and

(xx) all Contracts that were not made in the ordinary course of business.

          (b) Delivery; Compliance; Past Practice. A true copy (or detailed description if such Material Contract is oral) of each Material Contract has been delivered to Buyer. Each Material Contract: (i) is valid and binding on Company and, to the Knowledge of Sellers, the other parties thereto, and is in full force and effect; (ii) contains terms and conditions consistent with past and current practice as conducted between Company and the other parties thereto (including the billing and invoicing practice and policies of Company); and (iii) upon consummation of the transactions contemplated by this Agreement, will continue in full force and effect without penalty or other adverse consequence, and without obtaining any Approval. Company is not in breach of or default under any Material Contract and, to the Knowledge of Sellers, no other party to any Material Contract is in breach thereof or default thereunder.

          (c) Payments, Adjustments and Credits. Schedule 3.21 of the Sellers Disclosure Letter contains a description of any assertions by customers that Company (i) has issued checks incorrectly, or (ii) failed to provide accurate billing, invoicing or check issuance services that resulted in refunds, credits or other adjustments (other than refunds of postage deposits) greater than $10,000 being issued by Company.

          3.22 Personal Property; Sufficiency of Assets. Except as set forth on Schedule 3.22 of Sellers Disclosure Letter, Company has good title to or other right to use, free of Encumbrances, all of its tangible personal property used in or necessary for its business. All such personal property is in good operating condition and repair as required for use in Company’s business, taking into account reasonable wear and tear. The assets, properties and rights of Company reflected in the Financial Statements (including the notes thereto) or acquired since the Balance Sheet Date comprise and, following the Closing and after giving effect to the transactions contemplated by the Transfer Agreement and the Transition Services Agreement, will comprise, all assets, properties and rights necessary in its business in all material respects as currently conducted and as currently planned to be conducted.

          3.23 Real Property.

          (a) Company owns no Real Property. Schedule 3.23 of Sellers Disclosure Letter sets forth the address of each parcel of leased Real Property of Company and a list of all Leases for each such parcel of leased Real Property. Sellers have delivered to Buyer a true copy of each such Lease document as of the Effective Date. With respect to each such Lease: (i) the Lease is in full force and effect and Company has a valid leasehold interest in, or other right to use, free and clear of Encumbrances, each parcel of leased Real Property; (ii) the transactions contemplated by this Agreement will not result in a breach of or default under the Lease, and will not otherwise cause the Lease to cease to be in full force and effect on identical terms following the Closing; (iii) neither Company nor, to the Knowledge of Sellers, any other party to the Lease, is in breach or default thereunder; and (iv) Company’s possession and quiet enjoyment of the leased Real Property under the Lease has not been disturbed and there are no disputes with respect to the Lease.

          (b) The buildings, plants, facilities, structures and equipment of Company are structurally sound, are in good operating condition and repair, taking into account reasonable wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, facilities, structures and equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, facilities, structures and equipment of Company are sufficient for the continued conduct of its businesses and are suitable for operation after the Closing in substantially the same manner as conducted prior to the Closing.

           (c) The consent of LJP Investments-II, L.L.C. (predecessor-in-interest to H W Development, L.L.C.) to the current subleasing arrangement between AAQ and Company for a portion of the premises currently being leased by AAQ pursuant to the Master Lease, as such consent is set forth in the letter dated March 19, 2003 from LJP Investment-II’s agent A.M.C.I. Incorporated, is valid and effective, and no further consent of the “landlord” under the Master Lease is (or will be) required as a result of the execution of the Sublease and/or the consummation of the sale and purchase of the Shares as contemplated by this Agreement for Company to enjoy the undisturbed use of the premises covered by the Sublease for the term thereof, subject to the terms thereof.

          3.24 Environmental Matters. None of Sellers, Company, or any of their respective Affiliates has received during the last five years any notice, demand, letter, claim or request for information alleging that it may be in violation of or subject to liability under any Environmental Law. Company is not subject to any Order or other arrangement with any Governmental Body or any Contract with any third party relating to liability under any Environmental Law or relating to Hazardous Substances. Sellers have made available to Buyer copies of all environmental reports, studies, assessments, sampling data and other environmental information in their possession or the possession of Company relating to Company or its respective current and former properties or operations. There are no underground storage tanks on, in or under any properties presently or formerly owned or operated by Company and no underground storage tanks have been closed or removed from any such properties which are or have been in the ownership of Company, provided, however, that with respect to any properties formerly owned or operated by Company the representation in this sentence is limited to the period that Company owned or operated such properties. There is no asbestos present in any property presently owned or operated by Company, and no asbestos has been removed from any property while such property was owned or operated by Company. None of the properties presently or formerly owned or operated by Company has been used at any time by Company as a sanitary landfill or hazardous waste disposal site. Company has complied at all times with all applicable Environmental Laws. No property currently owned or operated by Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance. No property formerly owned or operated by Company was contaminated with any Hazardous Substance during or prior to such period of ownership or operation. Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property. Company has not been associated with any release or threat of release of any Hazardous Substance. There are no other circumstances or conditions involving Company that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

          3.25 Intellectual Property. Schedule 3.25 of Sellers Disclosure Letter sets forth a true and complete list of all Intellectual Property, including Software and work made for hire, owned or utilized by or licensed to Company, or that is used, held for use by Company or any Company Person, or otherwise relates to its business (each such piece of Intellectual Property listed or required to be listed, “Company Intellectual Property”), which list briefly describes the item (including filing particulars, if applicable) and specifies its owner. Company has the exclusive ownership of and/or right to use in any manner, in any and all languages and by any means or media now known or hereafter devised, in perpetuity and worldwide, and all free and clear of any royalty, payment, credit or other obligations, claims of infringement or other Encumbrances, all Company Intellectual Property, and Company is not in conflict with or in violation or infringement of, nor has Company received any notice alleging or otherwise learned nor does any Seller have Knowledge of any conflict with or violation or infringement of, any Contract or other alleged rights of any Person with respect to any Company Intellectual Property. Company has taken every step to maintain and protect each item of Registered Company Intellectual Property, and has taken reasonable steps necessary and appropriate to protect the other categories of Company Intellectual Property including steps reasonably necessary to protect know how and similar items as trade secrets of the Company, and no filing for Registered Company Intellectual Property is invalid, abandoned, canceled, lapsed or otherwise unenforceable. Company has fully complied with any and all formal legal and/or administrative requirements related to each piece of Registered Company Intellectual Property (including the payment of all maintenance fees related thereto, and the timely post-registration filing of affidavits of use and incontestability and renewal applications) which are due prior to or on the Closing Date. No Proceeding (including any opposition, public protest, interference, invalidation and/or cancellation proceeding or other claim) has ever been brought against any Registered Company Intellectual Property and no such Proceeding is either pending or threatened. Without limiting the generality of, or providing an exception to (except where specifically noted), the foregoing representations and warranties, Sellers make the following additional representations and warranties.

          (a) Software. Company: (i) has licensed copies of all Retail Software and Negotiated Software and does not possess any pirated, illegally copied, bootleg or otherwise non-licensed copies of any Retail Software or Negotiated Software; (ii) has rights in the Negotiated Software as described in Schedule 3.25(a)(ii) of Sellers Disclosure Letter; (iii) has the exclusive right to display, perform, copy, modify, create derivative works, manufacture, distribute, license, use and otherwise exploit all Company Owned Software, in each and every data carrying medium, whether now known or hereafter devised, that it has created, is presently creating or otherwise owns or controls the rights to, and (iv) owns the source code included in all Company Owned Software, including the exclusive right to modify, create derivative works, make additions to, use and otherwise exploit, in any and all languages and by any means or media now known or hereafter devised, in perpetuity and throughout the universe, free and clear of any Encumbrances, all such source code.

          (b) URLs; Websites. Company has, or after giving effect to the transactions contemplated by the Transfer Agreement will have, sole ownership of the URLs listed on Schedule 3.25(b) of Sellers Disclosure Letter and any and all content and programming scripts within any website located at such URLs in any and all languages and by any means or media now known or hereafter devised, in perpetuity and worldwide, free and clear of any Encumbrances.

          (c) Preexisting Code. Sellers Disclosure Letter contains a complete and accurate list of the Preexisting Code within the Software, including the title and a brief description thereof. There are no third party rights, including Intellectual Property rights, to such Preexisting Code that will interfere with Company’s ownership and/or exclusive use of such Software.

          (d) Works For Hire. Each current and former employee of each Company Person, and each independent contractor of such Company Person has executed a written Contract with such Company Person of the type set forth on Schedule 3.25 of Sellers Disclosure Letter. No employee of any Company Person has entered into any Contract that restricts or limits in any way the scope or type of work in which he may be engaged or requires him to transfer, assign, or disclose any Intellectual Property devised, developed, or designed by him for or on behalf of Company to any Person other than Company, and Company has exclusive ownership of all such work made for hire. All individuals who developed the Current Platform Software and MCDS Software were, at the time of such development, either: (i) bona fide employees of Company; or (ii) bona fide employees of Teralogix all of whose rights in such software will be transferred to Company pursuant to the Teralogix Amendment.

          (e) Intellectual Property Contracts. No party to any Contract concerning Intellectual Property (including Negotiated Software) to which Company is a party or third party beneficiary (an “Intellectual Property Contract”) has given notice of its intention to terminate, or of its intention to alter the scope of rights available under, or of its intention to fail to renew, such Contract. Company has not, and, to the Knowledge of Sellers, no other party has, breached any Intellectual Property Contract in any material respect. Company has not received notice that it has breached any Intellectual Property Contract in any material respect. The consummation of the transactions contemplated by this Agreement will not breach, terminate, provide any right to terminate, or reduce or impair any rights under, any Intellectual Property Contract.

          (f) No Use of Affiliate Intellectual Property. With the exception of the Simon License, Company does not use or require any Intellectual Property owned, in whole or in part, licensed by or otherwise held for use by any Company Person (other than Company), except as expressly contemplated to be transferred to Company pursuant to the Transfer Agreement.

          (g) Platform Software. The Current Platform Software in production use by Company as of the Effective Date is fully adequate for the business of Company, meets all requirements of customers and contracts of Company, and will be fully adequate and meet all customer and contract requirements of Company, including volume requirements of customers and contracts, contemplated in the Budget. The MCDS Software running on the Windows 2000 operating system and the Linux operating system to be implemented and placed in production use by Company after the Effective Date will, upon such implementation and placement in production, be fully adequate for the business of Company, will meet all requirements of customers and contracts of Company, and will be fully adequate and meet all customer and contract requirements of Company, including volume requirements of customers and contracts, contemplated in the Budget, or will be fixed so that it does or is, as the case may be, within a commercially reasonable time following such implementation and placement in production, provided that such bug fixes or other corrections will not significantly disrupt Company’s business or have a significant adverse effect on customer relationships or significant cost. When the MCDS Software is implemented, Company can immediately revert, if necessary in Company’s sole discretion, to production use of the Current Platform Software, without any disruption to Company’s business, adverse effect on customer relationships, or significant cost.

          (h) No Public Software. Except as set forth in Schedule 3.25(h) of Sellers Disclosure Letter, no Public Software: (i) forms part of the Current Platform Software or the

MCDS Software; (ii) was, or is, used in connection with the development of the Current Platform Software or the MCDS Software; or (iii) was, or is, incorporated or distributed, in whole or in part, in conjunction with the Current Platform Software or the MCDS Software or in the conduct of the business of Company.

          3.26 Affiliate Transactions. Except as set forth on Schedule 3.26 of Sellers Disclosure Letter, no Seller, Seller Affiliate, or any of Company’s officers, directors, employees or Affiliates, has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to Company’s business. Except as set forth on Schedule 3.26 of Sellers Disclosure Letter, no Seller or any of Company’s officers, directors, employees or Affiliates, owns an Equity Interest or any other financial or profit interest in any Person (except for Equity Interests of any Seller in AAQ, except for Equity Interests of AAQ in any Subsidiary of AAQ, and except for Equity Interests that are less than 5% of the outstanding capital stock of any such Person that is a publicly traded entity) that has (i) had business dealings or a material financial interest in any transaction with Company during the past five years or (ii) engaged in competition with Company during the past five years.

          3.27 Affiliate Assets and Services. Schedule 3.27 of Sellers Disclosure Letter sets forth a complete list of (with related dollar amounts, whether or not reflected on or disclosed in the notes to the Financial Statements) each (i) transaction between Company and any other Company Person including each product, service or other thing of value provided to or performed on behalf or for the benefit of Company by any Company Person other than Company in the 18 months immediately preceding the Effective Date, (ii) asset (including software and software tools) used by Company and held or owned by any Company Person other than Company, (iii) employee of any Company Person other than an employee of Company that devotes time to Company (including the time such employee so devotes), (iv) other asset (including software and software tools) or lease, sublease, license, concession or other Contract shared by Company with any Company Person other than Company; and (v) any asset or monetary transactions or transfers between Company on the one hand and any Company Person other than Company on the other hand. All matters referenced above have been conducted and reflected in the books and records of Company on an arm’s-length basis.

          3.28 Significant Persons. Other than routine verbal communications with customers and vendors regarding immaterial complaints concerning services and pricing, Company has no outstanding disputes concerning its goods or services with any Person described on Exhibit S (each, a “Significant Person”). No Seller nor Company has received any written notice from any Significant Person, nor to the Knowledge of Sellers has any Significant Person threatened, that such Person will not continue its relationship with Company or Buyer after the Closing or that such Person intends to terminate or materially modify existing Contracts with Company or materially reduce the amount paid to Company for products or services; and to the Knowledge of Sellers, no event or circumstances exist that may be reasonably likely to give rise to or serve as the basis therefor. No Seller nor Company has received written notice from any Significant Person that it intends to file a petition under applicable bankruptcy laws or otherwise seek relief from or make an assignment for the benefit of its creditors, and to Sellers’ Knowledge, no such notice or action has been threatened. Notwithstanding the representations and warranties set forth in this Section 3.28, Buyer acknowledges and agrees that Sellers make no, and will not be deemed to have made any, representation or warranty as to the effect

(positive or negative) that the public announcement of this Agreement or the consummation of the transactions provided for hereunder (including the affiliation of Company with Buyer from and after the Closing) will have on the relationship of Company with any Significant Person or any other client, customer, vendor, or supplier of Company.

          3.29 Investment Representation. Except in accordance with the Registration Rights Agreement, each Transferring Seller is acquiring any shares of Buyer’s common stock issuable pursuant to Section 2.4, if any, for investment purposes only for its own account and not with a view to the resale or distribution of any part thereof in any transaction or series of transactions that would require its registration under applicable Legal Requirements.

          3.30 Sophistication. Each Transferring Seller (i) except as set forth in Schedule 3.30 of Sellers Disclosure Letter, is an “accredited investor” as defined in Rule 501(a) of the rules promulgated under the Securities Act; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in shares of Buyer’s common stock; (iii) has the ability to bear the economic risks of such investment; (iv) has the capacity to protect his own interests in connection with the transactions contemplated by the Transaction Documents; (v) has had full opportunity to obtain such financial and other information from Buyer as he deems necessary, or appropriate, in connection with evaluating the merits of the investment in shares of Buyer’s common stock and to conduct whatever due diligence he has deemed appropriate; (vi) has made his own independent investigation and evaluation of Buyer and is relying on such investigation and evaluation, together with the representations and warranties of Buyer set forth in Article 4, in making its decision to engage in the transactions contemplated hereby; and (vii) understands that any certificates representing shares of Buyer’s common stock issuable pursuant to Section 2.4 will bear the following legends:

“The shares of common stock represented by this certificate were originally issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Act”). The shares may not be sold, offered for sale, pledged or otherwise transferred or assigned in the absence of an effective registration statement for the shares under the Act, or an opinion of counsel reasonably satisfactory to WebMD Corporation and its counsel, that registration is not required under the Act.

In addition, transfer of the shares of common stock represented by this certificate is subject to certain restrictions forth in a Registration Rights Agreement dated as of , 2003, and any amendments thereto, copies of which are available for inspection at the office of the Company.”

          3.31 Powers of Attorney. Schedule 3.31 of Sellers Disclosure Letter sets forth a complete list of each power of attorney or other similar Contract under which Company has granted a power of attorney or other similar power (each a “Power of Attorney”).

          3.32 Key Man Insurance. Company has no remaining obligations (contingent or otherwise) on any insurance policy taken out on the life or well-being of any Individual Seller.

          3.33 Postage Deposits. Schedule 3.33 of Sellers Disclosure Letter sets forth a complete list of any liability for customer postage deposits, listed by customer, on the books and records of Company as of the Effective Date.

          3.34 Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Company or Sellers in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the transactions contemplated, except U.S. Bancorp Piper Jaffray Inc. Subject to Section 7.5, Sellers will have full responsibility for the payment of all fees and expenses to U.S. Bancorp Piper Jaffray Inc., and Buyer will not have any liability in respect thereof.

          3.35 No Representation re Memorandum; Disclaimer of Projections. Notwithstanding anything herein to the contrary, but without limiting the representations and warranties specifically set forth in this Agreement, Sellers make no representation or warranty to Buyer with respect to (i) the information set forth in the Confidential Memorandum dated January 2003 distributed by U.S. Bancorp Piper Jaffray in connection with the transactions contemplated hereby, or (ii) any financial projection or forecast relating to the Business or Company, including any underlying assumptions related thereto. With respect to any such projection or forecast delivered by or on behalf of Sellers to Buyer, Buyer acknowledges that (w) there are uncertainties inherent in attempting to make such projections and forecasts, (x) it is familiar with such uncertainties, (y) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (z) it will have no claim against any of the Sellers or Company with respect thereto, except for any claim based on fraud by any Seller.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

          Subject to the exceptions set forth in the disclosure letter delivered to Sellers Representative on the date of this Agreement (“Buyer Disclosure Letter”), Buyer represents and warrants to Sellers as follows:

          4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer is not in breach of any of its Organizational Documents. Buyer and each of its Subsidiaries has the full corporate power and authority to own, lease and operate its property and assets and carry on its respective business as now being conducted, except to the extent that any failure to have such corporate power has not had and would not reasonably be expected to result in a Buyer Material Adverse Effect.

          4.2 Authority; Validity; Consents. Buyer has the requisite power, capacity and authority necessary to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated by such Transaction Documents. The execution, delivery and performance of the Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated by such Transaction Documents have been duly and validly authorized by all necessary corporate action in respect thereof. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document to which it is a party when executed and delivered by Buyer will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of public policy. Buyer is not required to give any notice to or obtain any Approval in connection with the execution and delivery of the Transaction Documents to which it is a party or the consummation or performance of any of the transactions contemplated by any such Transaction Document.

          4.3 No Conflict. Assuming the Approvals described in Schedule 4.2 of Buyer Disclosure Letter have been obtained, the execution and delivery of the Transaction Documents and the consummation of the transactions provided for in the Transaction Documents will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer or result in the imposition of any Encumbrance on any asset or property owned by Buyer under (a) any Contract to which it is bound, (b) the Organizational Documents of Buyer, (c) any Order, or (d) any Legal Requirement except to the extent such breach, default or conflict would not affect the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

          4.4 Certain Proceedings. There is no pending Proceeding that has been commenced against or otherwise relating to or involving Buyer or any of its assets that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Transaction Documents to which it is a party. To Buyer’s Knowledge, no such Proceeding has been threatened.

          4.5 Investment Representation. Buyer is acquiring the Shares for investment purposes only for its own account and not with a view to the resale or distribution of any part thereof in any transaction or series of transactions that would require their registration under applicable Legal Requirements.

          4.6 Financing. Buyer will have sufficient cash, available lines of credit or other sources of funds to enable it to make the Closing Payment and any Contingent Payment(s).

          4.7 Buyer Shares. The shares of Buyer’s common stock issuable pursuant to Section 2.4, if any, will be, upon such issuance, duly authorized and validly issued and fully paid and nonassessable.

          4.8 Brokers or Finders. Neither Buyer nor its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

          4.9 SEC Filings.

          (a) Buyer has filed all forms, reports and documents required to be filed by it with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act since December 31, 2001 (collectively, the “Buyer SEC Reports”). As of the respective dates they were filed (or if amended or superseded by a filing prior to the Effective Date, on the date of such amending or superseding filing), (i) the Buyer SEC Reports complied in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated-financial-statements (including, in each case, any notes and schedules thereto) contained in the Buyer SEC Reports complied in all material respects as to form with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and each presented fairly, in all material respects, the consolidated financial position of Buyer and the consolidated Subsidiaries of Buyer as of the respective dates thereof and their results of operations and cash flows for the respective periods indicated therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected to be material in amount).

          4.10 Absence of Buyer Material Adverse Effect. As of the Effective Date, since the date of Buyer’s last publicly filed report on Form 10-K or 10-Q, there has not been a Buyer Material Adverse Effect.

ARTICLE 5
PRE-CLOSING COVENANTS OF SELLERS

          5.1 Access and Investigation. Until the Closing, Sellers will, and will cause Company and each of their respective Representatives to: (a) afford Buyer and its Representatives access to, during normal business hours and upon reasonable prior notice (which may be oral), Company and its properties, Contracts, books and records, and other documents and data, and (b) furnish Buyer and its Representatives with such additional financial, operating and other data and information relating to Company as Buyer or its Representatives may reasonably request (other than, in the case of both clause (a) and clause (b), attorney work product and attorney/client privileged information). Sellers Representative will promptly notify Buyer of any event of which any Seller obtains Knowledge that, if known as of the Effective Date, would have been required to be included on any Schedule of Sellers Disclosure Letter, including any notice of termination of the type described in Section 3.28.

          5.2 Operation of Company’s Business. Until the Closing, Sellers will and will cause Company to:

          (a) conduct Company’s business in the ordinary course and in a manner consistent with prudent industry practice and consistent with the Budget;

          (b) preserve intact the current business organization of Company

          (c) comply in all material respects with all Legal Requirements applicable to Company; and

          (d) conduct Company’s billing and bookkeeping practices, including with respect to postage deposits, in the ordinary course and in a manner consistent with any governing Contracts and prudent industry practice and policy.

          5.3 Negative Covenants. Until the Closing, Sellers will cause their respective Affiliates not to sell, assign or transfer, or create any Encumbrance on or allow to lapse, any of the assets or rights that are to be transferred to Company pursuant to the Transfer Agreement. Until the Closing, Sellers will also cause Company not to:

          (a) create any Subsidiaries, amend any of its Organizational Documents, or split, combine or reclassify its outstanding capital stock;

          (b) issue, sell, pledge or encumber any shares of or securities convertible into or exercisable for, or warrants, options or other rights to purchase, any capital stock or any Voting Debt;

          (c) declare, issue, make, or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property, Intellectual Property, or any other thing of value, to its shareholders, except for cash dividends in an amount sufficient to satisfy all Tax liabilities of Sellers arising from the income of Company for the period between the Effective Date and the Closing Date and other cash dividends and distributions, in each case as described on Schedule 3.10 of Sellers Disclosure Schedule; provided that Sellers Representative will give Buyer prior written notice of the timing and amount of any such permitted dividend;

          (d) (i) incur any indebtedness for borrowed money or capital lease commitments (other than those arising from transfers pursuant to the Transfer Agreement), (ii) issue any debt securities or (iii) assume or guarantee or otherwise become responsible for any indebtedness of any Person;

          (e) make any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or entity or division thereof;

          (f) liquidate, dissolve or wind up;

          (g) create any Encumbrance on any of its assets, tangible or intangible, other than any Encumbrances created by virtue of “after acquired property” clauses in agreements or other documents pursuant to which Company granted security interests in favor of Commerce Bank, N.A. prior to the Effective Date in certain of Company’s assets to secure a line or lines of credit in connection with the operation of Company;

          (h) sell, assign or transfer any of its assets, except for sales of inventory in the ordinary course of business and except for any such assets having a value of less than $10,000 in the aggregate and except as contemplated by or set forth in the Transfer Agreement;

          (i) enter into, modify or amend any Material Contract, except for any Contract referenced in subsections (i), (ii), (iii), and (xviii) of Section 3.21(a), or enter into any customer Contract with any Person that is or would have reasonably been expected to be a Significant Person.

          (j) other than in the ordinary course of business consistent with past practice, enter into, modify or amend any Contract referenced in subsections (i), (ii), (iii), and (xviii) of Section 3.21(a);

          (k) make or authorize or commit to any capital expenditures other than as set forth in the Budget or that exceed $50,000 in the aggregate;

          (l) accelerate the collection of accounts receivable or decelerate the payment of accounts payable or modify its method of handling customer deposits;

          (m) (i) hire any new employee with an anticipated annual aggregate salary and bonus greater than $60,000, (ii) enter into or amend any employment or severance or similar agreement with any of their employees or any collective bargaining agreement (other than the Employment Agreements) or (iii) except as required by any Legal Requirement (in which case Sellers Representative will provide prior written notice to Buyer), adopt or amend, or increase the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of their directors, officers or employees;

          (n) make any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;

          (o) take any action to cause any change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect;

          (p) take any action to cause any material casualty, loss, damage or destruction (whether or not covered by insurance);

          (q) settle or compromise any material claims or litigation or waive, release or assign any material rights or claims;

          (r) make any material tax election, file any material Tax Return taking any position inconsistent with past practice, settle any tax audit, claim or litigation, request any private letter or similar ruling or enter into any tax closing agreement;

          (s) permit any insurance policy naming Company as a beneficiary or a loss payable payee to be canceled or terminated;

          (t) authorize or enter into any agreement (oral, written or otherwise) to do any of the foregoing; or

          (u) accelerate any accounts receivable, grant any early payment discount or take any other action the primary goal of which is to increase Company’s cash on hand or decrease or defer any outstanding debt (except for satisfaction in full of such debt).

          5.4 Exclusivity. Each Seller agrees that he will not and will cause Company not to and will direct his Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase by any Person of all or a substantial portion of its assets or the assets to be transferred to Company pursuant to the Transfer Agreement or any equity securities of Company (an “Acquisition Proposal”). Each Seller further agrees he will not, he will cause Company not to and he will direct his Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Sellers agree that they will be jointly and severally liable for any failure of Company or any Representative of any Seller to comply with the foregoing restrictions. Sellers Representative will notify Buyer immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any Representative of any Seller, indicating in connection with such notice the name of such Person and the material terms and conditions of any proposals or offers and thereafter will keep Buyer informed, on a current basis, on the status and terms of any such proposals or offers. Sellers also agree that they will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company or its business to return all confidential information heretofore furnished to such Person.

          5.5 Required Approvals. As promptly as reasonably practicable, but in no event later than 10 days, after the Effective Date, Sellers will, and will cause Company to, (i) make all filings required by any Legal Requirement to be made by it or them in order to consummate the transactions contemplated by the Transaction Documents and (ii) use commercially reasonable efforts to obtain all Approvals identified in Schedule 3.2 of Sellers Disclosure Letter. Until the Closing, Sellers will, and will cause Company to, reasonably cooperate with Buyer: (A) with respect to all filings that Buyer is required by any Legal Requirement to make in connection with the transactions contemplated by the Transaction Documents, and (B) to the extent required by the HSR Act, in filing within 10 days of the Effective Date with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by the Transaction Documents and any supplemental or additional information that may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. Sellers Representative will promptly deliver to Buyer copies of all filings, correspondence and Orders to and from any Governmental Body in connection with the transactions contemplated by the Transaction Documents.

          5.6 Employee Issues. Subject to the approval of the applicable insurance carriers, all employees of Company (including the Transferred Employees) will cease to participate in the dental, vision, long term disability, life insurance and supplemental life insurance plans maintained by Sellers, AAQ, Teralogix, or any Affiliate thereof (other than Company) on a date no later than the last day of the calendar month in which the Closing occurs; provided, however, that Buyer will use its commercially reasonable efforts to provide such coverage under its own plans (subject to the terms of such plans, such as the evidence of insurability requirements for certain levels of coverage) for all employees of Company

(including the Transferred Employees) as of the Closing. As of the Closing, all employees of Company (including the Transferred Employees) will cease to participate in the health insurance plan, the 401(k) Plan, the Section 125 plan, and any other plan maintained by Sellers, AAQ, Teralogix, or any Affiliate thereof (other than Company). Prior to the Closing, Sellers will cause Company to amend or terminate any Plan sponsored by Company or maintained solely for the benefit of employees of Company to the extent requested by Buyer in accordance with the terms of such Plans and applicable Legal Requirements. Except to the extent that Transferred Employees continue to participate in any of the Plans described in the first sentence of this Section 5.6 after the Closing Date, Sellers, AAQ, and Teralogix will retain all obligations and liabilities under the Plans (and any other employee benefit plan maintained or contributed to by Sellers, AAQ, Teralogix, or any other entity that would be treated as a single employer with Sellers, AAQ or Teralogix under ERISA or the Code), and neither Buyer, Company nor any of their Affiliates will have any liabilities or obligations with respect to the Plans or such other employee benefit plans. If any employees of Sellers, AAQ or Teralogix (but specifically excluding the Transferred Employees), or any Affiliate thereof (other than Company) or any eligible spouse or dependent of any such employees become entitled to continuation of medical coverage under Section 4980B of the Code or Sections 601-608 of ERISA or any similar state law (“COBRA”) at any time before, after or as of the Closing, Sellers, AAQ, Teralogix, or such Affiliate (other than Company) that employed such individual will be responsible for satisfying any obligations to such individual under COBRA.

          5.7 S Corporation Status. Company and Sellers will not revoke Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362 in any tax jurisdiction, or take any other action that would preclude the parties from making elections under Section 338(h)(10) of the Code and comparable elections under state law pursuant to Section 7.2.

          5.8 Implementation of MCDS Software. Prior to the Closing, Sellers will not, and will not permit any other Company Person to, implement the MCDS Software for production use without Buyer’s prior written consent.

ARTICLE 6
PRE-CLOSING COVENANT OF BUYER

          6.1 Required Approvals. As promptly as reasonably practicable, (i) but in no event later than 10 Business Days after the Effective Date, Buyer will make all filings required by any Legal Requirement to be made by it to consummate the transactions contemplated by the Transaction Documents and (ii) Buyer will use commercially reasonable efforts to obtain all Approvals identified in Schedule 4.2 of Buyer Disclosure Letter. Until the Closing Date, Buyer will reasonably cooperate with Sellers (i) with respect to all filings that Sellers are required by any Legal Requirement to make in connection with the transactions contemplated by the Transaction Documents, (ii) in obtaining all Approvals identified in Schedule 3.2 of Sellers Disclosure Letter and (iii) to the extent required by the HSR Act, in filing within 10 days of the Effective Date with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by the Transaction Documents and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. Buyer will promptly deliver to Sellers Representative copies of all filings, correspondence and Orders to and from any Governmental Body in connection with the transactions contemplated by the Transaction Documents. Buyer will pay all filing fees related to the filings of Buyer under the HSR Act.

ARTICLE 7
CONTINUING COVENANTS

          7.1 Further Assurances. The parties will use commercially reasonable efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to make effective the transactions contemplated by the Transaction Documents and carry out the provisions hereof. For Sellers, this obligation will include: (i) delivery, upon Buyer’s reasonable request, of instruments of transfer of Company Intellectual Property and any Intellectual Property Contract, (ii) delivery, upon Buyer’s reasonable request, of all documents and pertinent facts in their or any Company Person’s possession relating to Company Intellectual Property and any underlying inventions and any Intellectual Property Contract, (iii) cooperation in identifying witnesses who can testify as to pertinent facts relating to Company Intellectual Property and any underlying inventions any Intellectual Property Contract in any interference or litigation related thereto and (iv) delivery, upon Buyer’s reasonable request, of any and all papers, instruments or affidavits reasonably available to Sellers and required to apply for, obtain, maintain, issue and enforce Company Intellectual Property any Intellectual Property Contract rights in the United States or in any foreign country.

          7.2 Section 338(h)(10) Election.

          (a) At Buyer’s option, Buyer and Transferring Sellers will join in making a timely election under Section 338(h)(10) of the Code (the “Elections”) with respect to the purchase and sale of the Shares hereunder. In connection therewith, Buyer and Transferring Sellers agree to allocate the “aggregate deemed selling price” and the “adjusted grossed up basis” (as described in the applicable Treasury Regulations) among the assets of Company in the manner required by Section 338 of the Code and such Treasury Regulations and the principles set forth on Schedule 7.2 (the “Purchase Price Allocation”). Buyer and Transferring Sellers will report, in connection with the determination of income, franchise or other Taxes measured by or based upon net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Elections unless required to do otherwise by this Agreement or by applicable Legal Requirement.

          (b) Transferring Sellers and Buyer agree to cooperate fully in order to make the Elections valid. Buyer will be responsible for the initial preparation of all forms and documents required in connection with making the Elections, and Buyer and Transferring Sellers will timely execute and file all forms required to be filed to make the Elections. Transferring Sellers will execute such documents and forms as are required by any Tax Laws to complete the Elections, and Sellers Representative will deliver such documents and forms to Buyer not later than 45 days after the delivery of the draft documents to Sellers Representative described in subsection (d) below or, if later, 10 days after any dispute regarding such draft documents has been resolved by the parties or the Independent Accountants, as applicable.

          (c) To the extent permitted by state and local laws, at the election of Buyer, the principles and procedures of this Section 7.2 will also apply with respect to a Section 338(h)(10) election or equivalent or comparable provision under state or local law.

          (d) Within 120 days after the Closing Date, Buyer will provide to Sellers Representative for his review a draft of the exhibits proposed to be attached to the Internal Revenue Service Forms 8023 and a copy of the Internal Revenue Service Forms 8883 (if required by applicable Law) or other required forms, if any, related to the Elections and any required exhibits thereto. Within 30 days after receipt of such draft documents thereof, Sellers Representative will, in writing, either agree or state his objections. Sellers Representative and Buyer will negotiate in good faith to attempt to resolve any objections. If Sellers Representative and Buyer are unable to resolve differences within 30 days, then any remaining disputed matters will be finally and conclusively determined by the Independent Accountants. In determining any such dispute, the Independent Accountants will be instructed to give deference to the position advocated by Buyer provided there is a reasonable basis for such position and Transferring Sellers are not materially harmed thereby. Promptly, but not later than 10 days after acceptance of appointment pursuant to this Section 7.2(d), the Independent Accountants will determine (based solely on presentations by Sellers Representative and Buyer and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting Purchase Price Allocation, which report will be conclusive and binding upon the parties. The fees and expenses, if any, of the Independent Accountants will be paid 50% by Buyer and 50% by Sellers. Transferring Sellers and Buyer will file the Forms 8023 (and any other documents required by Federal, state or local Law to make the Elections) promptly following the resolution of any disputes, but in no event later than 10 Business Days before the due date for making the Elections. Sellers and Buyer agree to follow said Purchase Price Allocation for purposes of all U.S. federal and, where applicable, state and local income and franchise Tax Returns, to the extent said values are relevant for such purposes.

          (e) Notwithstanding anything herein to the contrary, Buyer will bear 100% of the cost of all franchise, income (including built-in gains Tax), sales, use, excise, value added, earned surplus, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate transfer, and other Taxes and notarial fees assessed on or payable by Company (as opposed to Sellers) in connection with or as a result of the Elections, regardless of whether such Taxes become due or payable on or after the Closing Date, other than Taxes described in clause (ii) of Section 12.1(a).

          7.3 Noncompetition; Antisolicitation; Continuing Confidentiality.

          (a) Noncompetition. Each Seller agrees that for a period of five years from the Closing Date, unless this Section 7.3(a) is terminated prior to the expiration of such five year period in accordance with Section 2.4(d)(ii), he will not, within the boundaries of the territory applicable to the business of Company, without the prior written consent of Buyer which consent may be withheld in the sole and absolute discretion of Buyer, directly or indirectly, including through AAQ or AIM, either alone or in association or in connection with or on behalf of any Person now existing or hereafter created: (i) be or become engaged in, directly or indirectly, with any Competitive Business (as defined below) including being or becoming an organizer, investor, lender, partner, joint venturer, stockholder, officer, director, employee, manager, independent sales representative, associate, consultant, agent, supplier, lessor, or lessee of, to or from any Competitive Business; (ii) give information or financial assistance to any Competitive Business; or (iii) use or authorize the use of his name or any part thereof to be used or employed in connection with any Competitive Business (collectively and severally, the “Noncompetition Covenants”). For the purposes of this Agreement, a “Competitive Business” is the business of Company as currently conducted or as conducted during the Contingent Payment Period. Nothing in this Section 7.3(a) will prevent any Seller from owning a less than 3% interest in any publicly traded company that is a Competitive Business. The Noncompetition Covenants will be construed to be divided into separate and distinct Noncompetition Covenants with respect to (i) each jurisdiction of the territory and (ii) each matter or type of conduct described therein. Each such divided Noncompetition Covenant will be separate and distinct from all such other Noncompetition Covenants with respect to the same or any aspect of the business of Company.

          (b) Antisolicitation. Except as set forth on Schedule 7.3(b), each Seller agrees that for a period of five years from the Closing Date, unless this Section 7.3(b) is terminated prior to the expiration of such five year period in accordance with Section 2.4(d)(ii), he will not directly or indirectly solicit for hire or hire any employee of Company or any of its present or future Subsidiaries or Affiliates, or either directly or indirectly, solicit for hire or hire on behalf of any third party any employee of Company or any of its Subsidiaries or Affiliates, without the prior written consent of Buyer which consent may be withheld in the sole and absolute discretion of Buyer.

          (c) Continuing Confidentiality. In addition to any other confidentiality or non-disclosure obligations of Sellers to Buyer or Company, including under their respective Employment Agreements, from and after the Effective Date:

(i) Sellers acknowledge that, in connection with the operation of Company prior to the Closing, Sellers had access to confidential information relating to Company, including technical, manufacturing, financial or marketing information, lists of vendors, suppliers and customers, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications, Company Intellectual Property or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Company Persons or their respective Representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”).

(ii) For five years after the Closing Date, unless this Section 7.3(c) is terminated prior to the expiration of such five year period in accordance with Section 2.4(d)(ii), but in either case, in perpetuity for any Confidential Information that constitutes a Trade Secret, Sellers will treat all Confidential Information as confidential, preserve the confidentiality thereof and not use or disclose any Confidential Information, except to their respective Representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby including the activities anticipated by the Transition Services Agreement. Sellers will cause each of their respective Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not use or disclose any Confidential Information to the same extent as such Sellers are required hereunder. Sellers will be responsible for any breach of this Section 7.3(c) by any of their respective Representatives or Affiliates. If, however, Confidential Information is disclosed, Sellers Representative will immediately notify Buyer in writing and Sellers will take all reasonable steps required to prevent further disclosure.

(iii) Notwithstanding the provisions of this Section 7.3(c) Sellers will be permitted to disclose any Confidential Information pursuant to the requirement or request of a Governmental Body to the extent such disclosure is required by a valid Law Requirement and prompt notice is given by Sellers Representative to Buyer of any such requirement or request. Sellers will reasonably cooperate with Buyer in seeking a protective order or exemption from such requirement or request (provided that nothing in this Section 7.3(c)(iii) will require any Seller to violate a Legal Requirement). Confidential Information will not include information that is or becomes publicly available without fault of Sellers or any of their respective Representatives or is otherwise generally known in the general industry of Company.

          (d) Acknowledgements. Each Seller acknowledges and agrees that: (i) the covenants and the restrictions contained in this Section 7.3 are necessary, fundamental and required for the protection of the business of Company; (ii) the covenants and the restrictions contained in this Section 7.3 relate to matters that are of a special, unique and extraordinary value; (iii) a breach of any of the covenants and the restrictions contained in this Section 7.3 will result in irreparable harm and damages that cannot be adequately compensated by a monetary award, and accordingly Company will be entitled to injunctive or other equitable relief to prevent or redress any such breach; (iv) immediately prior to the date of this Agreement, each Transferring Seller was a holder of an Equity Interest in Company and is selling all of his equity in Company pursuant to this Agreement; (v) in connection with such sale of equity, Buyer has required and Seller has agreed, as a condition to the purchase by Buyer of such equity, that Seller enter into the covenants and the restrictions contained in this Section 7.3; (vi) Seller understands that Buyer would not purchase any of the Shares from Transferring Sellers if each Seller did not enter into this Agreement and the covenants and the restrictions contained in this Section 7.3; and (vii) Seller is entering into the covenants and the restrictions contained in this Section 7.3 in connection with the transactions contemplated by the Transaction Documents.

          (e) Judicial Limitation. Notwithstanding the foregoing provisions of this Section 7.3, if at any time a court of competent jurisdiction holds that any portion of any the covenants and the restrictions contained in this Section 7.3 is unenforceable by reason of its extending for too great of a period of time or over too great of a geographical area or by reason of its being too extensive in any other respect, such covenant or restriction will be interpreted to extend only over the maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as to which it may be enforceable all as determined by such court in such action.

          7.4 Transfer Taxes. Except as provided in Section 7.2(e), any sales, stock transfer, use, or other transfer Taxes payable by reason of transfer and conveyance of the Shares hereunder and any documentary stamp or transfer Taxes payable by reason of the real estate or interests therein included will be paid entirely by Sellers, provided that Buyer will pay any such items levied by the States of Delaware and New Jersey.

          7.5 Certain Expenses. Only if the Closing occurs, Buyer will pay, or will cause one of its Affiliates to pay, on the Closing Date, the out of pocket fees expenses set forth on Exhibit T. Any additional amounts owed to any Person set forth on Exhibit T are the sole responsibility of Sellers, to the extent not reflected as an account payable on the certificate setting forth the Estimated Working Capital.

          7.6 Seller Releases.

          (a) Effective as of the Closing, each Seller, solely in its capacity as a present or former shareholder of Company and not in its capacity as a present or former officer, director or employee of Company, agrees not to sue and fully releases and discharges Company and its shareholders, directors, officers, assigns, and successors, past and present (collectively, “Releasees”), with respect to and from the Shareholders Agreement and any and all claims, issuances of Company’s stock, notes or other securities, any demands, rights, liens, Contracts, covenants, Proceedings, causes of action, obligations, debts, and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which each Seller now owns or holds or has at any time owned or held against Releasees. Nothing in this Section 7.6 will be deemed to constitute a release by any Seller of any right of such Seller under this Agreement or any other Transaction Document.

          (b) It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him by the provisions of applicable Legal Requirements, including Section 1542 of the California Civil Code and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this. Section 1542 provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

          7.7 Certain Material Contract Termination and Security Releases. Upon Buyer’s request, the parties will use reasonable best efforts to deliver or cause to be delivered such additional documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable to ensure that each Material Contract listed on Schedules 3.21(a)(vi) (indebtedness for borrowed money) and Schedule 3.21(a)(vii) (guaranties) of Sellers Disclosure Letter will have been terminated and any related security interest that any Person may have in any assets, capital stock, rights, or property of Company or a Seller, an Individual Seller’s spouse, or a Seller’s Affiliate will have been released, and that each Seller, each Individual Seller’s spouse and each Seller’s Affiliates are released from any and all guarantees of, or other personal liability under, such Material Contracts, all in form and substance reasonably satisfactory to either Buyer or such Seller, as applicable. In the event that such Material Contracts are not terminated and released as of the Closing Date as provided in the preceding sentence, Buyer will (a) nonetheless contact the lender under each such Material Contract and request that in light of the consummation of the transactions contemplated by this Agreement all security interests or guaranties given by a Seller, an Individual Seller’s spouse, or a Seller’s Affiliate be released, provide information reasonably required by such lender relating thereto and agree to provide a replacement guaranty to such lender if so requested in order to obtain such a release, and (b) indemnify and hold harmless each Seller, each Individual Seller’s spouse and each of Seller’s Affiliates from any Losses related to, resulting from or otherwise in connection with any such Material Contract.

          7.8 Continuing Access and Audit Cooperation.

          (a) Sellers agree that they will cause all Company Persons (other than Company) to maintain, for the duration of the Contingent Payment Period, all Tax and financial books and records pertaining to Company, its business, assets and properties and all transactions between Company and any other Company Person prior to the Closing Date, created or maintained by such Company Persons by virtue of Company having been an Affiliate and/or a member of a reporting group that includes such Company Person. After the Closing, Sellers will cause all Company Persons (other than Company) to provide Buyer and its Representatives, during normal business hours and upon reasonable prior notice (which may be oral), access to such materials.

          (b) Buyer will have the right to cause an audit of the financial statements of Company for the period commencing on January 1, 2003 and ending on the Closing Date (the “Stub Period”). In connection therewith, Sellers will cause all Company Persons (other than Company) to cooperate as reasonably requested by Buyer and its Representatives to satisfactorily complete such audit. Buyer will reimburse Company Persons for any reasonable out-of-pocket expenses incurred by them in connection with compliance with this Section 7.8(b).

          7.9 Prevailing Party; Attorneys’ Fees. The prevailing party under any Proceeding under the covenants contained in this Article 7, will be entitled to recovery of its reasonable attorneys’ fees incurred in connection with such Proceeding.

          7.10 Coverage in Buyer Benefit Plans. Buyer will take all such actions as are required to cause Company’s employees (each, together with each Transferred Employee, a “Continued Employee”) to be eligible for coverage as of the Closing Date under a group medical benefit plan which is the same as or comparable to that maintained for similarly situated employees of the WEBMD Envoy segment of Buyer. Buyer will cause the Continued Employees to be eligible for coverage on, or as soon as practicable after, the Closing Date, but in no event later than 30 Business Days after the Closing Date under other employee benefit plans, programs, policies, and arrangements which are the same as or comparable to those maintained for similarly situated employees of the WEBMD Envoy segment of Buyer (collectively, with the group medical benefit plan, the “Buyer Employee Plans”); provided, however, that Buyer will use its commercially reasonable efforts to cause the Continued Employees to be eligible for such coverage as of the Closing Date. Continued Employees will be eligible to participate in Buyer’s stock option plan if selected for participation therein under the terms thereof. All participation of Continued Employees in the Buyer Employee Plans will be subject to such terms of such plans as may be in effect from time to time, and this Section 7.10 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Buyer or Subsidiaries of Buyer (except as provided in the following sentence with respect to credit for past service). Buyer will, for purposes of vesting and any period of service requirements for commencement of participation with respect to any Buyer Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan) credit each Continued Employee with his terms of service with Company and its predecessors, and in the case of Transferred Employees, AAQ and Teralogix, as applicable. Notwithstanding the foregoing, Continued Employees will not be eligible to participate in Buyer’s employee stock ownership plan, or otherwise receive a contribution for periods, prior to January 1, 2004. Buyer will not impose any waiting period on Continued Employees in Buyer’s medical and dental insurance plans to the extent that such Continued Employees have satisfied the participation requirements of corresponding plans of AAQ in which such Continued Employee participated prior to the Closing Date. Buyer will provide coverage for pre-existing conditions of the Continued Employees and their covered dependents under Buyer’s medical and dental plans to the extent such Continued Employees have satisfied the requirements for such coverage under corresponding plans of AAQ in which such Continued Employee participated prior to the Closing Date, as well as credit for deductibles paid by each Continued Employee under AAQ’s medical and dental plans in which such Continued Employee participated prior to the Closing Date during the current plan year. Buyer will credit each Continued Employee with (i) his accrued vacation, and (ii) his service with Company, AAQ or Teralogix, as the case may be, for purposes of providing vacation benefits under a vacation policy that is comparable to that provided to similarly situated employees of the WebMD Envoy segment of Buyer. Sellers will cause AAQ to cooperate with Buyer in order to effect a timely transfer of the health care spending account and dependent care spending account portions of AAQ’s Section 125 plan with respect to the Continued Employees. With respect to any present or former employee of Company, including any Continued Employee, for whom a “qualifying event,” as defined in COBRA, occurs prior to the Closing, AAQ will continue to be responsible for satisfying any obligations under COBRA. From and after the Closing Date, Company or Buyer will be responsible for satisfying any obligations under COBRA to all employees of Company including Continued Employees with respect to “qualifying events,” as defined in COBRA, occurring on or after the Closing.

          7.11 Reservation of Buyer Shares. For the duration of the Contingent Payment Period or until such earlier time as the obligations of Buyer under Section 2.4 have been fully satisfied, Buyer will reserve a sufficient number of shares of its common stock (based on the Deemed Closing Price) to fulfill all of its obligations under Section 2.4.

          7.12 Performance of Transfer Agreement. Each Seller covenants and agrees that each Company Person, as applicable, will duly execute and deliver, and fully comply with all of the terms of and perform all of their respective obligations under the Transfer Agreement.

          7.13 Intellectual Property Licenses.

          (a) Each Seller will, and will cause any Company Person other than Company to, fully comply will all the terms of and perform all of their respective obligations under the ABF License and the Simon License.

          (b) Buyer will, and will cause Company to, fully comply will all the terms of and perform all of their respective obligations under the ABF License and the Simon License.

          7.14 Lease.

          (a) At the request of Buyer, Sellers will, and will cause AAQ to, assist Buyer in requesting the consent of the “landlord” under the Master Lease for, at Buyer’s election in its sole and absolute discretion, (i) the termination of the Master Lease and the replacement thereof with two separate comparable leases, one with AAQ for the space that Company does not sublease pursuant to the Sublease and the other with Company for the space that Company subleases pursuant to the Sublease, (ii) the execution and delivery of a non-disturbance agreement in a form required by Buyer, which non-disturbance will, among other things, provide Company with the right to receive notices (including notices of default) under the Master Lease from the “landlord”, a right to cure any defaults of the “tenant” under the Master Lease, and the agreement of the “landlord” under the Master Lease to recognize Company’s sublease for the subleased premises thereunder through the term (including all extension terms) of the Sublease in the event of the termination of the Master Lease or (iii) the assignment of the Master Lease from AAQ to Company. Concurrently with any such assignment contemplated in subsection (iii), Buyer will cause Company and Sellers will cause AAQ to enter into a sublease from Company to AAQ, on terms and conditions similar to those set forth in the Sublease, for a mutually agreed upon portion of the “premises” that is not leased by Company pursuant to the Sublease, provided that, if the parties do not agree, such portion will be the same as that which AAQ occupied as of the Effective Date. Sellers agree that if the “landlord” under the Master Lease agrees to consent to any of subsections (i), (ii) or (iii) above upon reasonable terms and conditions, Sellers will agree to such reasonable terms and conditions.

          (b) Throughout the term of the Sublease, Sellers hereby covenant and agree to cause AAQ to fully and faithfully perform each of the obligations of the “tenant” under the Master Lease (including the obligation to pay any rental or other amounts payable thereunder) and not to cause or permit AAQ to commit any breach of or default under the Master Lease. Sellers will not cause or permit AAQ to amend, modify, supplement, assign, cancel or terminate the Master Lease (or any interest of AAQ therein) without the prior written consent of Buyer (which consent may be given or withheld in Buyer’s sole and absolute discretion). Each Seller, jointly and severally, agrees to protect, defend, indemnify, save and hold Buyer and Company harmless from and against any and all obligations, liabilities, claims, liens, losses, damages, costs, charges, or expenses that Buyer and/or Company may sustain or incur by reason of (i) any default of Sellers under this Section 7.14 and (ii) any breach or default of AAQ under the Master Lease.

          7.15 Shareholders Agreement. Notwithstanding anything to the contrary in the Shareholders Agreement, Sellers agree that neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement, will be deemed to be a breach of the Shareholders Agreement or to give rise to any right or obligation of any party thereto. Sellers further agree that at or prior to the Closing the Shareholders Agreement will be terminated with no further obligation of Company to any party thereto.

ARTICLE 8
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

          Buyer’s obligation to consummate the purchase and sale of the Shares on or prior to the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          8.1 Accuracy of Representations. The representations and warranties of Sellers set forth in this Agreement were true and correct in all material respects when made and: (i) with respect to Sellers’ representations and warranties set forth in Sections 3.2, 3.4, 3.6, 3.8, 3.9, 3.26, and 3.34, are true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which speak to a specified date will be true and correct only as of such specified date); and (ii) with respect to all other representations and warranties of Sellers set forth in Article 3, are true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which speak to a specified date will be true and correct only as of such specified date), except for any failures to be true and correct, individually or in the aggregate, that as of the Closing Date have not had and are not reasonably likely to have a Seller Material Adverse Effect. In addition, Buyer will have received a certificate of Sellers to such effect signed by Sellers Representative.

          8.2 Sellers’ Performance. The covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been duly performed and complied with in all material respects and Buyer will have received a certificate of Sellers Representative to such effect signed by Sellers Representative.

          8.3 No Order.

          (a) No Governmental Body will have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

          (b) There will not be pending or threatened by any Governmental Body or pending by any other Person any Proceeding challenging or seeking to restrain, delay or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement.

          8.4 Governmental Authorizations and Approvals. All requisite Governmental Authorizations or waiting periods following governmental filings will have been obtained or expired or been terminated (including expiration or termination of the applicable waiting periods under the HSR Act), and all other required Approvals of any other Persons set forth on Exhibit L will have been obtained in form and substance reasonably satisfactory to Buyer.

          8.5 No Seller Material Adverse Effect. Since the Effective Date of this Agreement, there will not have occurred and there will have been no change, event or development that has had or may reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

          8.6 Resignations. Buyer will have received the written resignation of every director of Company in form and substance reasonably satisfactory to Buyer.

          8.7 Opinion of Counsel. Buyer will have received the signed legal opinion of Lewis, Rice & Fingersh, L.C., dated the Closing Date, in substantially the form attached as Exhibit E.

          8.8 Employment Agreements. Buyer will have received an employment agreement with Company for each Individual Seller (each an “Employment Agreement”), duly executed by Company and the employee contemplated thereunder, in each case in the form delivered concurrently with this Agreement and which will be in full force and effect as of the Closing Date.

          8.9 Transition Services Agreement. Buyer will have received the Transition Services Agreement, duly executed by Company, Teralogix and AAQ, and any agreement for the provision of services between either Teralogix or AAQ, on the one hand, and Company, on the other hand, will have been terminated in form and substance reasonably satisfactory to Buyer.

          8.10 Transfer Agreement. Buyer will have received the Transfer Agreement, duly executed by Company, AAQ and Teralogix, and each of the transfers contemplated thereunder will have been completed free and clear of any Encumbrance.

          8.11 Escrow Agreement. Buyer will have received the Escrow Agreement, duly executed by Sellers and the Escrow Agent.

          8.12 Landlord Estoppel Certificate. Buyer will have received an estoppel certificate, duly executed by the landlord under the Master Lease, in form and substance reasonably satisfactory to Buyer.

          8.13 Sublease. Buyer will have received the Sublease, duly executed by AAQ.

          8.14 AIM Estoppel Certificate. Buyer will have received an estoppel certificate, duly executed by AIM, in connection with the Outbound Mail Service Agreement dated August 30, 2002 between Company and AIM in form and substance reasonably satisfactory to Buyer.

          8.15 Powers of Attorney. Each Power of Attorney will have been revoked in form and substance reasonably satisfactory to Buyer.

          8.16 Shareholders Agreement. The Shareholders Agreement will have been terminated in form and substance reasonably satisfactory to Buyer.

          8.17 Teralogix Amendment. Buyer will have received the Teralogix Amendment, duly executed by Teralogix, including by Robert Clem in his capacity as a Teralogix shareholder.

          8.18 Other Documents. Buyer will have received the other documents and instruments required to be delivered by any Seller to Buyer pursuant to Section 2.6.

ARTICLE 9
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

          Sellers’ obligations to consummate the purchase and sale of the Shares on or prior to the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          9.1 Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement were true and correct in all material respects when made and are true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which speak to a specified date will be true and correct only as of such specified date). In addition, Sellers will have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

          9.2 Buyer’s Performance. The covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing will have been performed and complied with in all material respects and Sellers will have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

          9.3 No Order.

          (a) No Governmental Body will have enacted, issued, promulgated or entered any Order which is in effect and has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

          (b) There will not be pending or threatened by any Governmental Body or pending by any other Person any Proceeding challenging or seeking to restrain, delay or prohibit the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement.

          9.4 Governmental Authorizations and Approvals. All requisite Governmental Authorizations or waiting periods following governmental filings will have been obtained or expired or been terminated (including expiration or termination of the applicable waiting periods under the HSR Act), and all other required Approvals of any other Persons set forth on Exhibit L will have been obtained in form and substance reasonably satisfactory to Sellers.

          9.5 Opinions of Counsel. Sellers will have received the signed legal opinions of Buyer’s General Counsel (or any Assistant General Counsel) and O’Melveny & Myers LLP, dated the Closing Date, in substantially the form attached as Exhibit F.

          9.6 Registration Rights Agreement. Sellers will have received the Registration Rights Agreement, duly executed by Buyer.

          9.7 Escrow Agreement. Sellers will have received the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

          9.8 Other Documents. Sellers will have received the other documents and instruments required to be delivered by Buyer to any Seller pursuant to Section 2.6.

ARTICLE 10
TERMINATION

          10.1 Termination Events. This Agreement may be terminated, by written notice given prior to the Closing:

          (a) by mutual written consent of Buyer and Sellers;

          (b) by either Sellers, on the one hand, or Buyer, on the other hand, in the event that any Governmental Body will have issued an Order making illegal or otherwise prohibiting the sale of the Shares by Sellers to Buyer and such Order will have become final and unappealable; provided, however, that the provisions of this Section 10.1(b) will not be available to any party if such party failed to comply with its obligations under this Agreement and such failure caused, or otherwise resulted in, such Order;

          (c) by either Buyer or Sellers if the Closing has not occurred on or before the date that is 90 days from (but not including) the Effective Date; provided that such date may be extended for up to an additional 45 days if the Federal Trade Commission or Department of Justice has issued a supplemental information request in connection with the HSR filing made in connection with this Agreement and upon such 90th day the only conditions precedent to the Closing that remain unsatisfied are those in Sections 8.4 and 9.4 due to the failure of the applicable waiting period under the HSR Act to expire or terminate; provided, further, that the right to terminate this Agreement under this Section 10.1(c) will not be available to any party whose failure to comply with its obligations under this Agreement will have caused, or otherwise resulted in, the failure of the Closing to occur on or before such date;

          (d) by Buyer, if there has been a breach of any representation, warranty, covenant or agreement made by Sellers in this Agreement such that the conditions set forth in Section 8.1 or 8.2 would not be satisfied as of the Closing Date and such breach or condition is not curable or, if curable, is not cured within 10 days after written notice thereof is given by Buyer to Sellers Representative; or

          (e) by Sellers, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that the conditions set forth in Section 9.1 or 9.2 would not be satisfied as of the Closing Date and such breach or condition is not curable or, if curable, is not cured within 10 days after written notice thereof is given by Sellers Representative to Buyer.

          10.2 Effect of Termination. If validly terminated pursuant to Section 10.1, this Agreement will become null and void and all further obligations of the parties under this Agreement will terminate and there will be no liability on the part of any party, except no such termination will extinguish any liability of Buyer or Sellers for breach of this Agreement.

ARTICLE 11
SURVIVAL; INDEMNIFICATION; REMEDIES

          11.1 Survival. The representations and warranties of the parties contained in this Agreement will survive the Closing, regardless of any investigation made by or on behalf of Sellers or Buyer, through and including the date that is the one year anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.2 (Authority; Validity; Consents), 3.4 (Capitalization), 3.29 (Investment Representation), 3.30 (Sophistication), 3.34 (Brokers or Finders), 4.2 (Authority; Validity; Consents), 4.5 (Investment Representation), and 4.8 (Brokers or Finders), will survive the Closing and remain in full force and effect for the applicable periods specified in the respective Sections or, if no such period is specified, indefinitely, (b) the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefits), 3.24 (Environmental Matters), and 4.7 (Buyer Shares) will survive the Closing and remain in full force and effect until the expiration of the statute of limitations applicable to the matters addressed in such Sections, and (c) in the case of the representations and warranties of Buyer that are made after the Closing pursuant to Section 2.4(b)(i), through and including the date that is the one year anniversary of any date after the Closing on which Buyer makes such representations and warranties. The covenants and agreements of the parties contained in this Agreement, including under Articles 2, 7, 11,12, and 13, will survive the Closing and remain in full force and effect for the applicable periods specified in the respective Sections and Articles or, if no such period is specified, indefinitely.

          11.2 Indemnification by Sellers.

          (a) Scope of Indemnification. Sellers agree, subject to the other terms and conditions of this Section 11.2, to jointly and severally indemnify, defend and hold harmless each of Buyer and Company (each a “Buyer Indemnified Party”) from, and will reimburse them for, (i) all Losses of any Buyer Indemnified Party based on, arising out of, resulting from or related to the failure to be true and correct of any representation or warranty contained in Article 3 (other than Section 3.15 (Taxes), which is subject to the terms of Article 12), and (ii) all Covered Business Losses (determined in accordance with Exhibit O).

          (b) Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the rights of Buyer Indemnified Parties to indemnification under this Section 11.2 will constitute the sole and exclusive remedy for Losses of such Person from and after the Closing for any failure to be true and correct of any representation or warranty contained in Article 3 (other than Section 3.15 (Taxes), which is subject to the terms of Article 12), except for any claim based on fraud by any Seller and except that Buyer may pursue specific performance or other appropriate equitable relief.

          (c) Limitations on Sellers Indemnification Liability for Section 11.2(a)(i). Any claims of any Buyer Indemnified Party under Section 11.2(a)(i) will be limited as follows:

(i) Aggregate Ceiling. Sellers’ aggregate liability for Losses under Section 11.2(a)(i) related to breaches of the representations and warranties in Article 3 (other than Section 3.15 (Taxes), which is subject to the terms of Article 12) will not exceed an amount equal to $44,000,000 minus any amounts actually received by Buyer from Sellers pursuant to Sellers’ indemnification obligations under Section 11.2(a)(ii); provided that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Sections 3.2, 3.4 or 3.34, and (ii) instances of fraud by any Seller.

(ii) Basket. Sellers will have no liability for Losses under Section 11.2(a)(i) related to breaches of the representations and warranties in Article 3 (other than Section 3.15 (Taxes), which is subject to the terms of Article 12) unless and until the aggregate amount of such Losses claimed exceeds $2,000,000 (the “General Threshold Amount”); provided, however, that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Sections 3.2, 3.4 or 3.34, or (ii) instances of fraud by any Seller; provided further, that once such amount exceeds the General Threshold Amount, the Buyer Indemnified Parties will be entitled to recover the amount of all such Losses in excess of $1,000,000.

(iii) Insurance. In determining the amount of any indemnification obligations under this Section 11.2, the amount of any obligation for which indemnification may be claimed by any Buyer Indemnified Party will be reduced by any insurance proceeds actually received by any Buyer Indemnified Party under the E&O Policy with respect to the matter that is the subject of the indemnification claim. Buyer Indemnified Parties agree to make good faith, commercially reasonable efforts to make a claim to obtain any insurance proceeds available under the E&O Policy.

          (d) Limitations on Sellers Indemnification Liability for Section 11.2(a)(ii).

(i) Aggregate Ceiling. Subject to the aggregate ceiling provided for in Section 11.2(c)(i), Sellers’ aggregate liability for Losses under Section 11.2(a)(ii) related to Covered Business Losses will not exceed an amount equal to $11,000,000; provided that the limitation contemplated hereby will not be applicable with respect to instances of fraud by any Seller; provided further, however, that in no event will Sellers’ aggregate liability for Losses under Section 11.2(a)(i) related to breaches of the representations and warranties in Article 3 (other than Section 3.15 (Taxes), which is subject to the terms of Article 12) and Covered Business Losses under Section 11.2(a)(ii) exceed an amount equal to $44,000,000.

(ii) Basket. Sellers will have no liability for Losses under Section 11.2(a)(ii) related to Covered Business Losses unless and until the aggregate amount of such Losses claimed exceeds $200,000 (the “Covered Business Losses Threshold Amount”); provided, however, that the limitation contemplated hereby will not be applicable with respect to instances of fraud by any Seller; provided further, that once such amount exceeds the Covered Business Losses Threshold Amount, the Buyer Indemnified Parties will be entitled to recover the amount of all such Losses including the Covered Business Losses Threshold Amount.

          (e) Individual Ceiling. Notwithstanding Sections 11.2(c) or 11.2(d) above, in no event will any Seller Group’s liability for Losses exceed the sum of (i) such Seller Group’s interest in the Escrow Amount while subject to the Escrow Agreement (based upon its Applicable Interest Percentage), (ii) Contingent Payments such Seller Group would have received but for the application of the set-off rights of Buyer (based upon its Applicable Interest Percentage), and (iii) the amount of Purchase Price actually received by such Seller Group (including any cash or shares released to such Seller Group pursuant to the Escrow Agreement).

          (f) Notice of Potential Claims for Indemnification.

(i) No claim for indemnification pursuant to this Section 11.2 may be brought by Buyer Indemnified Parties after the applicable expiration date set forth in Section 11.1; provided, however, that if, prior to such applicable date, Sellers Representative will have received a Buyer Indemnification Notice of a claim for indemnification under this Section 11.2 (whether or not formal legal action will have been commenced based upon such claim), such claim described in the Buyer Indemnification Notice will continue to be subject to indemnification in accordance with this Section 11.2 notwithstanding such expiration date.

(ii) Buyer will provide written notice (the “Buyer Indemnification Notice”) to the Sellers Representative reasonably promptly after becoming aware of any Losses that Buyer will have determined to have given or is reasonably likely to give rise to a claim for indemnification hereunder, which notice will include a general description of the facts and circumstances giving rise to such indemnification obligation. Notwithstanding the foregoing, but subject to Section 11.2(f)(i),the failure to so notify Sellers Representative will not relieve Sellers of any liability that they may have to any Buyer Indemnified Party, except to the extent that Sellers Representative demonstrates that Sellers are actually and materially prejudiced by such failure.

          (g) Third Party Claims. The obligations and liabilities of Sellers with respect to a Third Party Claim for which a Buyer Indemnified Party is entitled to indemnification pursuant to this Section 11.2 will be subject to the following terms and conditions. Buyer will have the right (including the selection of counsel) to defend against, direct the defense of, or settle any such Third Party Claim and any related Proceeding, but Sellers must reasonably cooperate in the defense thereof. In connection therewith, Buyer agrees (i) to keep Sellers Representative reasonably informed of its defense and resolution of the Third Party Claim, (ii) to report to Sellers Representative in writing, at least quarterly, as to the amount of Losses (including attorneys’ fees and expenses) incurred as of the date of such report, together with a good faith estimate of the amount of any additional Losses that Buyer expects may be incurred in the future based upon the status of such matters as of such date, and (iii) that it will make reasonable judgments with respect to incurring costs and expenses (including the selection of outside counsel) in a similar manner and based on similar factors as it does for similar third party claims for which it has no claim against Sellers for indemnification. No compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by a Buyer Indemnified Party without the written consent of Sellers Representative (which consent will not be unreasonably withheld or delayed), unless the Buyer Indemnified Party has waived any right to indemnification therefor by Sellers. Buyer will only charge Sellers for (or otherwise allocate to Sellers as Losses hereunder) any out-of-pocket costs or expenses incurred by Buyer or its Affiliates (including Company) related to the handling or defense of the Third Party Claim. So long as Buyer is conducting the defense of the Third Party Claim in accordance with Section 11.2(g)(ii), Sellers may retain separate co-counsel at their sole cost and expense and participate in the defense of the Third Party Claim.

          11.3 Indemnification by Buyer.

          (a) Scope of Indemnification. Buyer agrees, subject to the other terms and conditions of this Section 11.3, to defend and hold harmless each Seller from, and will reimburse them for, all Losses of any Seller based on, arising out of, resulting from or related to the failure to be true and correct of any representation or warranty contained in Article 4.

          (b) Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, the rights of Sellers to indemnification under this Section 11.3 will constitute the sole and exclusive remedy for Losses of any Seller from and after the Closing for any failure to be true and correct of any representation or warranty contained in Article 4, except for any claim based on fraud by Buyer and except that Sellers may pursue specific performance or other appropriate equitable relief.

          (c) Limitations on Buyer’s Indemnification Liability. Any claims of Sellers under this Section 11.3 will be limited as follows:

(i) Aggregate Ceiling. Buyer’s aggregate liability for Losses under this Agreement related to breaches of the representations and warranties in Article 4 will not exceed an amount equal to $44,000,000; provided that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Section 4.2 or 4.8, or (ii) instances of fraud by Buyer.

(ii) Basket. Buyer will have no liability for Losses related to breaches of the representations and warranties in Article 4 unless and until the aggregate amount of Losses claimed under this Section 11.3 exceed the General Threshold Amount; provided, however, that the limitation contemplated hereby will not be applicable with respect to (i) breaches of Sections 4.2, or 4.8,or (ii) instances of fraud by Buyer; provided further, that once such amount exceeds the General Threshold Amount, the Sellers will be entitled to recover the amount of all such Losses in excess of $1,000,000.

          (d) Notice of Potential Claims for Indemnification.

(i) No claim for indemnification pursuant to this Section 11.3 may be brought by Sellers Representative after the applicable expiration date set forth in Section 11.1; provided, however, that if, prior to such applicable date, Buyer will have received a Sellers Indemnification Notice of a claim for indemnification under this Section 11.3 from Sellers Representative (whether or not formal legal action will have been commenced based upon such claim), such claim described in the Sellers Indemnification Notice will continue to be subject to indemnification in accordance with this Section 11.3 notwithstanding such expiration date.

(ii) Sellers Representative will provide written notice (the “Sellers Indemnification Notice”) to Buyer reasonably promptly after any Seller becomes aware of any Losses that Sellers Representative will have determined to have given or is reasonably likely to give rise to a claim for indemnification hereunder, which notice will include a general description of the facts and circumstances giving rise to such indemnification obligation. Notwithstanding the foregoing, but subject to Section 11.2(d)(i),the failure to so notify Buyer will not relieve Buyer of any liability that it may have to Sellers, except to the extent that Buyer demonstrates that it is actually and materially prejudiced by such failure.

          (e) Third Party Claims. The obligations and liabilities of Buyer hereunder with respect to a Third Party Claim for which Sellers are entitled to indemnification pursuant to this Section 11.3 will be subject to the following terms and conditions.

(i) Buyer will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Claim and any related Proceeding at Buyer’s sole cost and expense and with counsel of Buyer’s choosing (subject to the approval of Sellers Representative, which will not be unreasonably withheld or delayed) and Sellers will reasonably cooperate in the defense thereof. Sellers Representative may participate in such defense with counsel of its own choosing, provided that Buyer will not, following written notice of its election to defend against and direct the defense of any such Third Party Claim, be liable to Sellers under this Section 11.3 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding incurred by Sellers Representative in connection with the defense of such Proceeding unless (A) a Seller is also a party to such Third Party Claim and the Sellers Representative determines in good faith that such Seller has available to him one or more defenses or counterclaims that are inconsistent with those of Buyer or (B) Buyer fails to provide reasonable assurance to Sellers Representative of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim. If Buyer assumes the defense of a Third Party Claim, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Buyer without the written consent of Sellers Representative (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against Sellers, and (y) the sole relief provided is monetary damages that are paid in full by Buyer. Buyer will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed), unless Sellers Representative has waived any right of Sellers to indemnification therefore by Buyer.

(ii) If, however, Buyer fails or refuses to undertake the defense of such Third Party Claim within 10 days after the Sellers Indemnification Notice has been given to Buyer by Sellers Representative or if Buyer later withdraws from such defense, Sellers Representative will have the right to undertake the defense of such claim with counsel of his own choosing, with Buyer responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Claim or any compromise or settlement effected by Sellers Representative.

ARTICLE 12
ADDITIONAL TAX MATTERS

          12.1 Liability For Taxes.

          (a) Sellers will be liable for and pay, and will indemnify Buyer and Company against (i) all Taxes imposed on Company, or for which Company may otherwise be liable, for any Pre-Closing Tax Period, other than (A) Taxes imposed on Company (as opposed to Sellers) resulting from the Elections if made (other than Taxes described in clause (ii) hereof), and (B) the amount reflected as a current liability for Taxes included in the calculation of Final Working Capital, and (ii) any additional Taxes not covered by clause (i) arising as a result of any breach of the representation contained in Section 3.15 and the covenants of Sellers contained in Section 7.2 and this Article 12; provided, however, that Sellers will in no event be liable for or required to pay Taxes imposed on Company with respect to any taxable period subsequent to the Closing Date as a result of a breach of a representation contained in Section 3.15(a) that all Tax Returns required to be filed by, on behalf of, or that include, Company have been timely filed in all jurisdictions in which such Tax Returns are required to be filed. Notwithstanding any other provision to the contrary, Sellers’ indemnification obligations under this Section 12.1 will survive until the expiration of the statute of limitations applicable to such matters and will not be subject to or count towards the time or monetary limitations in Section 11.2.

          (b) For purposes of subsection (a) above, whenever it is necessary to determine the liability for Taxes of Company for a period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of the Taxes of Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and, items of income, gain, deduction, loss or credit of Company for the Straddle Period will be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of

Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (such as the deductions for depreciation and real estate taxes) will be apportioned between such two taxable years or periods on a daily basis.

          12.2 Tax Returns. Subject to the requirements set forth below, Sellers Representative will cause to be prepared and timely filed (or provided to Buyer for filing, if applicable) when due (taking into account all extensions properly obtained), all income and franchise Tax Returns that are required to be filed by or with respect to Company for Tax periods actually ending on or prior to the Closing Date, and all other Tax Returns required to be filed prior to the Closing Date. Buyer will be responsible for causing the preparation and filing of all other Tax Returns of Company that include Pre-Closing Tax Periods. All Tax Returns described in this Section 12.2 will be prepared and filed in a manner consistent with past practice of Company and, on such Tax Returns, no position will be taken, elections made or method adopted without the written consent (which will not be unreasonably withheld) of Buyer or Sellers Representative, as applicable, that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods. To the extent responsible for the preparation of a Tax Return hereunder, Buyer will provide Sellers Representative or Sellers Representative will provide Buyer, as applicable, a copy of such Tax Return for its review and approval at least 45 days prior to the due date for filing any such Tax Return (including extensions properly obtained). The reviewing Person will have 15 days to notify the preparing Person of any issues it wishes to raise with respect to such Tax Return. Sellers Representative and Buyer will consult and resolve in good faith any such issues and mutually to consent to the filing as promptly as possible of such Tax Return. If they are unable to resolve any disputed issue within 10 days, the matter will be submitted for resolution by the Independent Accountants in accordance with the procedures described in Section 7.2(d).

          12.3 Contest Provisions . Promptly after receipt by Buyer, one its Affiliates or any Seller of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority relating to a Pre-Closing Tax Period (a “Tax Claim”), the recipient will promptly notify Buyer or Sellers Representative, as applicable. Such notice will contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and will include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax Claim. The failure of Sellers Representative to receive prompt notice from Buyer or its Affiliates as provided herein will not relieve Sellers of any of their indemnification obligations under this Agreement except to the extent such failure to provide notice materially adversely affects Sellers’ ability to assert any of their or Company’s or its Affiliates’ rights with respect to such Tax Claim. Buyer will have the sole right to represent Company’s interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods as to any issues; provided, however, Buyer will keep Sellers Representative informed of, and provide it with copies of all material correspondence related to, any such audit or proceeding. Without the Sellers Representative’s written consent (which will not be unreasonably withheld or delayed), Buyer will not settle or compromise any claim, litigation, audit, examination or other proposed change or adjustment by any taxing authority relating to any period (including the portion of any Straddle Period) ending from and after the Closing Date if such settlement or compromise results in or has the effect of increasing the amount of Taxes payable with respect to any Pre-Closing Tax Period.

          12.4 Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer will (and cause their respective Affiliates to):

          (a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to sales, transfer and similar Taxes;

          (b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 12.2;

          (c) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of Company;

          (d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Company; and

          (e) render such other assistance as the other party may reasonably request pertaining to Taxes of Company.

ARTICLE 13
GENERAL PROVISIONS

          13.1 Expenses. Except as otherwise provided in Section 7.5, Article 11 or Article 12, each party to this Agreement will pay all expenses incurred by it in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its Representatives, whether or not the Closing will have occurred.

          13.2 Publicity and Reports. Sellers Representative and Buyer will coordinate all publicity relating to the transactions contemplated by this Agreement, and no party will issue any press release, publicity statement or other public notice relating to this Agreement or transactions contemplated hereby without first obtaining the written consent of the other party to the issuance of such release, statement or notice (which consent may not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of the Nasdaq Stock Market, Inc., in which case the party required to make the release or announcement will be obligated only to use commercially reasonable efforts to consult with the other party prior to issuing any such press release, publicity statement or other public notice.

          13.3 Notices. Unless otherwise specified, any notice or other communication hereunder must be given in writing and: (i) delivered in person; (ii) transmitted by facsimile or other telecommunications mechanism; (iii) delivered via an overnight courier service of national reputation; or (iv) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to any Seller, to Sellers Representative:

Dru A. Schmitt
147 West Coconut Palm Road
Boca Raton, Florida 33432
Facsimile: (561) 347-6627

with a copy (which will not constitute notice) to:

Lewis, Rice & Fingersh, L.C.
500 North Broadway, Suite 2000
St. Louis, Missouri 63102
Attention: Tom W. Zook, Esq.
Facsimile: (314) 612-7671

If to Buyer:

WebMD Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Facsimile: (201) 703-3443

with copies (which will not constitute notice) to:

WebMD Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: Chief Financial Officer
Facsimile: (201) 398-2615

and to:

O’Melveny & Myers LLP
1999 Avenue of the Stars
Los Angeles, California 90067
Attention: Steven L. Grossman, Esq.
Facsimile: (310) 246-6779

or to such other address or to such other Person as such Seller or Buyer has last designated by such notice to the other parties. Each such notice or other communication will be effective: (i) if given by facsimile or other telecommunication, when transmitted to the applicable number so specified in this Section 13.3 and an appropriate confirmation is received; (ii) if given by mail, three Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national reputation, one

Business Day after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

          13.4 Waiver. Except as explicitly provided in this Agreement, the rights and remedies of the parties under this Agreement are cumulative and not alternative and are not exclusive of any right or remedies that any party may otherwise have at law or in equity. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand.

          13.5 Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its respective subject matter. This Agreement may not be amended except by a written agreement executed by Buyer and Sellers Representative.

          13.6 Assignment. This Agreement, and the rights, interests and obligations hereunder, will not be assigned by any party by operation of law or otherwise without the express written consent of the other parties (which consent may be granted or withheld in the sole and absolute discretion of each such other party); provided, however, that Buyer may assign any or all of its rights and interests hereunder to any Person with the written consent of Sellers Representative and to one or more of its Affiliates without such consent, but in the later case no such assignment will relieve Buyer of any of its obligations hereunder.

          13.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party in any material respect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

          13.8 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

          (a) This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

          (b) Subject to Section 2.4(c), which the parties intend to be the sole and exclusive remedy with respect to disputes concerning Contingent Payments, all actions and proceedings arising out of or relating to this Agreement will be heard and determined in a New York State or a federal court sitting in the Southern District of New York, and the parties to this Agreement hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereby consent to service of process by mail (in accordance with Section 13.3) or any other manner permitted by law.

          (c) SELLERS AND BUYER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS OR BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

          13.9 Right of Set-Off. In addition to any other rights and remedies Buyer may have under this Agreement and applicable Legal Requirements, but in lieu of any other rights of set-off or recoupment that Buyer may otherwise have under applicable Legal Requirements (except for any claim based on fraud by any Seller), Buyer will have (a) a right of set-off in whole or in part against any Contingent Payments to the extent that any amounts or claims arising from this Agreement are determined to be owed to it, as agreed upon by the parties or as reflected in a certified order or ruling from an arbitrator or a court, as of the date that any such Contingent Payment becomes due, and (b) a right to deposit into an escrow account with the Escrow Agent an amount of such Contingent Payment equal to Buyer’s good faith estimate of the amount of any claim arising from this Agreement and set forth in a “Notice of Claim” submitted to Sellers Representative and the Escrow Agent in accordance with the terms of the Escrow Agreement that remains outstanding as of the date that any such Contingent Payment becomes due. When any claim referenced in clause (b) above is determined to be owed to Buyer in accordance with the terms of this Agreement, the amount owed to it will be released to Buyer from escrow and the remainder, if any, deposited with respect to such claim will be released to Transferring Sellers in accordance with the Applicable Consideration Percentages, as provided in the Escrow Agreement. For the purposes of clarification, if the set-off and deposit rights above are with respect to a portion of any Contingent Payment, the remainder of the Contingent Payment will be paid by Buyer to Transferring Sellers pursuant to Section 2.4. If any amounts are so set-off or deposited into escrow and the relevant Contingent Payment is made in both cash and stock, the amount so set-off or deposited will first reduce the cash portion of the Contingent Payment and then, if necessary, reduce the portion of such Contingent Payment paid in shares of Buyer’s common stock. In the event that amounts are off-set by Buyer in accordance with clause (a) above or distributed to Buyer under the Escrow Agreement, in either case, based upon a certified order or ruling from an arbitrator or a court and, thereafter, it is determined pursuant to a final, non-appealable, order or ruling from an arbitrator or court that all or a portion of the amount so off-set by Buyer under clause (a) above or distributed to Buyer under the Escrow Agreement was not due and owing by Sellers to any Buyer Indemnified Party hereunder, then Buyer will promptly deliver to Sellers, in accordance with their Applicable Consideration Percentages, an amount of cash equal to the excess amount that was so off-set or distributed to Buyer. Buyer agrees that it will make claims under this Agreement first against the Escrow

Amount, provided that a sufficient portion of the Escrow Amount is then-available to satisfy the full amount of such claim.

          13.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other telecommunications mechanism will be effective as delivery of a manually executed counterpart of this Agreement.

          13.11 Sellers Representative . Whenever any action is required or permitted under this Agreement to be taken by Sellers or any of them (including exercising any rights, giving or receiving any notices, or taking any other actions), Sellers will act hereunder in concert through a single individual designated in a written notice signed by each Seller and delivered to Buyer and Escrow Agent (the “Sellers Representative”). Buyer and Escrow Agent may rely conclusively on Sellers Representative in taking any such action and otherwise performing for and on behalf of Sellers and each of them with the same conclusive authority as if each Seller had individually so acted. Sellers have appointed and authorized Dru A. Schmitt to act as their initial Sellers Representative, to serve in such capacity until Sellers provide a written notice hereunder appointing a different Sellers Representative. Sellers’ execution and delivery of this Agreement will constitute the written notice appointing the above-named initial Sellers Representative.

          13.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and, except as set forth in Article 11, nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

          13.13 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

          13.14 Representation by Counsel; Interpretation. Each party acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any Legal Requirement that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of the parties.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

WebMD Corporation,
a Delaware corporation

By:	/s/ DAVID C. AMBURGEY	/s/ JOSEPH Q. DIMARTINI

Name: David C. Amburgey		Joseph Q. DiMartini Trustee U/A dated February
Title: Senior Vice President		6, 1998 f/b/o Joseph Q. DiMartini

/s/ JOSEPH Q. DIMARTINI		/s/ JOSEPH Q. DIMARTINI

Joseph Q. DiMartini		Joseph Q. DiMartini, Trustee of the Joseph Q.
DiMartini 2002 Irrevocable Trust dated October 14, 2002

/s/ ERIC J. SCHAEFER		/s/ DANIEL A. SCHMITT

Eric J. Schaefer		Daniel A. Schmitt, Trustee of the Daniel A.
Schmitt Revocable Trust dated March 26, 1999

/s/ DANIEL A. SCHMITT		/s/ DANIEL A. SCHMITT

Daniel A. Schmitt		Daniel A. Schmitt, Trustee of the Daniel Schmitt
2002 Irrevocable Trust dated September 24, 2002

/s/ DRU A. SCHMITT		/s/ DRU A. SCHMITT

Dru A. Schmitt		Dru A. Schmitt Trustee, U/A dated October 20,
1997 f/b/o Dru A. Schmitt

I hereby acknowledge and accept my
appointment as Sellers Representative

/s/ DRU A. SCHMITT

Dru A. Schmitt